   As filed with the Securities and Exchange Commission on June 21, 1999

                                                 Registration No. 333-77709
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                              AMENDMENT NO. 1

                                    TO
                                    Form S-1
                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933

                            CTC COMMUNICATIONS CORP.
             (Exact Name of Registrant as Specified in Its Charter)

      MASSACHUSETTS                   4812                   04-2731202
     (State or Other      (Primary Standard Industrial    (I.R.S. Employer
       Jurisdiction       Classification Code Number)   Identification No.)
   of Incorporation or
      Organization)

                            CTC Communications Corp.

                            220 Bear Hill Road
                          Waltham, Massachusetts 02451
                           Telephone: (781) 466-8080
  (Address, including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                  ------------

                             Robert J. Fabbricatore
                            Chief Executive Officer
                            CTC Communications Corp.

                               220 Bear Hill Road
                          Waltham, Massachusetts 02451
                           Telephone: (781) 466-8080
 (Name, Address including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                  ------------

                                   Copies to:
          Mary E. Weber, Esq.                  John D. Watson, Jr., Esq.
              Ropes & Gray                          Latham & Watkins
        One International Place          1001 Pennsylvania Avenue, N.W., Suite
    Boston, Massachusetts 02110-2624                      1300
             (617) 951-7000                      Washington, D.C. 20004

                                  ------------       (202) 637-2200

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

                                  ------------

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] 333-

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] 333-

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
                                                            Proposed
                                               Proposed      Maximum
                                 Amount        Maximum      Aggregate   Amount of
  Title of Each Class of         to be      Offering Price  Offering   Registration
Securities to be Registered  Registered(1)   Per Share(2)   Price(2)      Fee(3)
-----------------------------------------------------------------------------------
 Common Stock, $.01 Par
  Value.................     4,025,000 shs.    $16.719     $67,293,975   $18,708
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

(1) Includes 525,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any. See "Underwriting."

(2) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for the common stock of CTC Communications Corp. on June 17, 1999.

(3) $15,236 of this amount was paid on May 4, 1999.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      Subject to Completion, dated June 18, 1999

                             3,500,000 Shares

                            [CTC Logo Appears Here]

                            CTC Communications Corp.

                                  Common Stock

           ---------------------------------------------------------

   CTC is offering 3,200,000 shares, and selling stockholders are offering
     300,000 shares. CTC will not receive any of the proceeds from shares sold by the selling stockholders.

     The shares are listed on The Nasdaq National Market under the symbol
        "CPTL." The last reported sale price of our shares on June 17,
                       1999 was $16.563 per share.

   Investing in the shares involves risks. See "Risk Factors" on page 6.

                                                                      Per
                                                                     Share Total
                                                                     ----- -----
Public Offering Price............................................... $     $
Underwriting Discounts and Commissions.............................. $     $
Proceeds to CTC..................................................... $     $
Proceeds to Selling Stockholders.................................... $     $

CTC has granted the underwriters a 30-day option to purchase up to 525,000 additional shares on the same terms and conditions as set forth above solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the shares on or about     , 1999.

           ---------------------------------------------------------

Lehman Brothers                                       Credit Suisse First Boston

     , 1999.

Inside Front Cover

     [A map of the Northeastern United States showing the first phase of CTC's network. The title of the map is "CTC's Phase I Integrated Communications Network and Branch Locations." The Map depicts CTC's core hub sites, hub sites, Network Operations Centers/Data centers, leased capacity connections and sales branch offices. There is a legend and CTC's logo at the bottom right of the page.]

                                 ------------

                             Table of Contents

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1

Risk Factors.............................................................   6

Use of Proceeds..........................................................  13

Price Range of Common Stock and Dividend Policy..........................  13

Capitalization...........................................................  14

Selected Financial Data..................................................  15

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16

Business.................................................................  22

Management...............................................................  35


                                                                            Page
                                                                            ----
Principal and Selling Stockholders.........................................  40

Certain Relationships and Related Transactions.............................  42

Description of Senior Secured Facilities...................................  42

Holding Company Reorganization.............................................  44

Description of Capital Stock...............................................  45

Underwriting...............................................................  49

Legal Matters..............................................................  51

Experts....................................................................  51

Where You Can Find More Information........................................  51

Financial Statements....................................................... F-1


                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                            Prospectus Summary

   This summary only highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully. Unless we indicate otherwise, information in this prospectus assumes the underwriters will not exercise their over-allotment option.

Overview of Our Business

   We are a rapidly growing integrated communications provider, or ICP, with 15 years of telecommunications marketing, sales and service experience. We offer voice and data services to predominantly medium and larger-sized business customers who seek greater telecommunications transmission capacity, integrated telecommunications solutions and improved levels of service. We have a large, experienced sales force consisting of 163 sales people supported by 100 network consultants. Our sales force is located close to our customers in 25 sales branches primarily in New England and New York State.

   We are currently moving to a facilities-based platform by deploying a state-of-the-art, all packet-switched network. Our network is based on an advanced transmission protocol used on the internet, and asynchronous transfer mode, or ATM, architecture, which is used for transmitting data, voice and video signals over virtual circuits. The first phase of our network includes 22 Cisco Systems advanced data switches and two fully redundant network operations centers. We are interconnecting these facilities with leased transmission capacity over fiber optic cable strands from Level 3 Communications and NorthEast Optic Network. Cisco has reviewed and approved our network design and has designated our network as a Cisco Powered Network.(TM) In May 1999, we began testing of our network with some of our customers. By late summer, we expect to begin providing, and billing for, commercial service to a limited number of customers on our network.

   We became an integrated communications provider in January 1998. Prior to that, we were the largest independent sales agent for NYNEX Corp. (now Bell Atlantic), based on agency revenues. At the end of 1997, before leaving the Bell Atlantic agency program, we were managing relationships for approximately 7,000 customers, representing over 280,000 local access lines and over $200 million in annual local telecommunications spending. As of March 31, 1999, after only 15 months as an integrated communications provider, we were serving over 9,000 customers and had over 142,000 access lines and equivalent circuits, or ALEs, in service. For the quarter ended March 31, 1999, we generated approximately $24.6 million of revenues, or $98.4 million on an annualized basis.

   We intend to access customer locations from our network through our PowerPathSM services. These will include a variety of high capacity, or broadband, technologies including leased high capacity wireline circuits, or T-1s, digital subscriber line, or DSL, service, wireless technologies and fiber optic facilities, as available. We will offer dedicated long distance and data services over our network. We believe that these services represent over 50% of our target customers' fixed line telecommunications spending. The balance represents local dial tone services which we currently obtain from other carriers. We plan to incorporate local dial tone service into our packet-switching architecture as the technology matures.

   We have substantial expertise selling complex data circuits, including frame relay, point-to-point dedicated high capacity data links, integrated services digital network, or ISDN, ATM and dedicated internet services. Over the last five years, we sold digital data services to more than 7,000 customer sites and designed and implemented more than 600 wide area networks, or WANs. As of March 31, 1999, data services represented approximately 20% of our total ALEs in service.

Our Market Opportunity

   The market potential for integrated communications services is large and growing. According to FCC data, in 1997, the total market for U.S. retail telecommunications services was approximately $187 billion. Data services, including internet, frame relay and ATM services, represent one of the fastest growing segments of the telecommunications market. Industry reports by International Data Corporation estimate that from 1997 to 2002, annual internet services revenues will increase from $7.5 billion to $29.7 billion and annual frame relay and ATM services revenues will increase from $2.9 billion to $7.6 billion. We are deploying our data-centric network to capitalize on this market opportunity.

   Our target market, the Northeastern and Mid-Atlantic region, represents an attractive opportunity for us because it has a high concentration of telecommunications traffic. According to FCC data, New York State and New England had an estimated 7.3 million local business access lines as of December 31, 1997, which generated retail telecommunications revenues of approximately $24.4 billion in 1997. When we expand our business in the remaining portions of the New York-Washington, D.C. corridor, we will increase our addressable market by an estimated 8.4 million local business access lines as of December 31, 1997, which generated approximately $26.3 billion in retail telecommunications revenues in 1997. We estimate our target customers represent nearly 50% of the total business access lines in our target markets.

Our Competitive Strengths

   Our goal is to be the leading integrated communications provider for medium and larger-sized business customers in our target markets. We believe that the following competitive strengths position us well to achieve this goal:

  . Over 15 years of telecommunications marketing, sales and service experience.

  . Over 250 experienced sales people and network consultants providing personalized sales and customer care.

  . A capital-efficient and scalable, all packet-switched network, capable of providing advanced data services.

  . Significant experience designing and selling sophisticated data services.

  .  A broad range of voice and data services incorporated on a single bill.

  . Comprehensive, fully integrated billing and operational support systems, or OSS.

  . The ability to expand using our proven operating model for branch offices, sales process, customer service and personnel training.

Holding Company Reorganization

   Shortly after the closing of this offering, we expect to complete a reorganization into a holding company structure. We are a Massachusetts corporation. In the reorganization, we will become a wholly owned subsidiary of CTC Communications Group, Inc., a Delaware corporation. CTC Communications Group was formed by us for this purpose and has no other business. All of our issued and outstanding common and preferred stock, including the common stock offered by this prospectus, will be converted into the same number of shares of common and preferred stock of CTC Communications Group.

                                    --------

   Our principal executive offices are located at 220 Bear Hill Road, Waltham, Massachusetts 02451, our telephone number is (800) 883-6000 and our internet website address on the world wide web is www.ctcnet.com. The contents of our website are not part of this prospectus. In this prospectus we refer to CTC Communications Corp. and its subsidiary collectively as "CTC," "we" and "us."

                                  The Offering

Common stock offered ...............     3,200,000 shares by CTC

                                           300,000 shares by the selling stockholders
                                      ------------
                                         3,500,000 shares
                                      ============

Common stock to be outstanding
after the offering..................  13,876,974 shares

Over-allotment option...............     525,000 shares

Use of proceeds.....................  To repay indebtedness, $3.0 million as of June 17, 1999, under our
                                      credit facility with Toronto
                                      Dominion and for general corporate
                                      purposes, including capital
                                      expenditures, working capital and
                                      operating losses associated with
                                      the continued deployment of our
                                      network, further penetration of our
                                      existing region and expansion into
                                      new markets throughout the New
                                      York--Washington, D.C. corridor.

Nasdaq National Market symbol.......  CPTL

   The shares of common stock to be outstanding after the offering are stated as of June 17, 1999. The shares of common stock to be outstanding exclude:

  . 3,659,548 shares of common stock issuable upon exercise of stock options at exercise prices between $1.10 and $20.00 per share;

  . 1,288,071 shares of common stock issuable upon exercise of warrants at exercise prices between $6.75 and $11.81 per share, warrants to purchase 300,000 of these shares being exercised by selling stockholders to obtain the shares they are offering; and

  . 1,480,063 shares of common stock issuable at that date upon conversion of Series A redeemable convertible preferred stock, or Series A preferred stock. See "Capitalization," "Management," and "Description of Capital Stock."

                          Summary Financial Data

   You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

                                                 Fiscal Year ended March 31,
                                                 ----------------------------
                                                   1997     1998      1999
                                                 ------------------ ---------
                                                   (dollars in thousands)
Statement of Operations Data
Agency revenues................................. $ 29,195 $ 24,775  $     --
Telecommunications revenues.....................   11,095   16,172     70,964
                                                 -------- --------  ---------
 Total revenues.................................   40,290   40,947     70,964
Cost of telecommunications revenues.............    8,709   14,038     61,866
Selling, general and administrative expenses....   23,820   31,492     57,663
Income (loss) from operations...................    7,761   (4,583)   (48,565)
Net income (loss)...............................    4,683   (2,884)   (51,996)
Other Financial Data
Gross profit....................................      n/m      n/m  $   9,098
EBITDA (loss)................................... $  8,519 $ (2,992) $ (42,760)
Capital expenditures............................    1,222    6,109     36,041
Net cash (used in) provided by operating
 activities.....................................    3,572   (7,951)   (33,254)
Net cash used in investing activities...........    1,222    4,765      6,282
Net cash provided by financing activities.......      114    8,479     39,622

   Gross profit is not meaningful, n/m, for the fiscal year ended March 31, 1998 and prior periods because our revenues for these periods consisted primarily of agency commissions, and costs associated with agency revenues were included primarily in selling, general and administrative expenses. EBITDA consists of income (loss) before interest, income taxes, depreciation and amortization. We have provided EBITDA because it is a measure of financial performance commonly used in the telecommunications industry. Other companies may calculate it differently from us. EBITDA is not a measurement of financial performance under generally accepted accounting principles, or GAAP. We do not believe you should consider EBITDA as an alternative to net income (loss) as a measure of results of operations or to GAAP-based cash flow data as a measure of liquidity. Capital expenditures consists of additions to property and equipment acquired for cash or under notes payable and capital leases.

                                                           As of March 31, 1999
                                                          ----------------------
                                                          Historical As Adjusted
                                                          ---------- -----------
                                                          (dollars in thousands)
Balance Sheet Data
Cash and cash equivalents................................  $  2,254   $ 51,741
Total assets.............................................    69,402    118,889
Total long-term debt, including current portion..........    66,857     66,857
Series A redeemable convertible preferred stock..........    12,949     12,949
Stockholders' equity (deficit)...........................   (39,500)     9,987

   The as adjusted balance sheet data reflects our receipt of net proceeds of this offering of $49,486,512 based upon an assumed public offering price of $16.563 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

                 Summary Quarterly Financial and Operating Data

   The following table sets forth certain financial and operating data for the five quarters since becoming an integrated communications provider. The financial information is from our unaudited financial statements. You should read this information in conjunction with the financial statements and related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

   Access lines and equivalent circuits, or ALEs, represent the sum of the number of voice circuits in service plus the data telecommunications transmission capacity purchased by our customers divided by 64kbps, the capacity necessary to carry one voice channel.

                                                          Fiscal Quarter ended
                                         --------------------------------------------------------
                                         March 31, June 30,  September 30, December 31, March 31,
                                           1998      1998        1998          1998       1999
                                         --------- --------  ------------- ------------ ---------
                                                         (dollars in thousands)
Statement of Operations Data
Telecommunications revenues............   $ 6,288  $12,836     $ 14,516      $ 19,025   $ 24,587
Cost of telecommunications revenues....     5,944   11,614       12,383        16,429     21,440
Selling, general and administrative
 expenses..............................    10,122    9,495       13,001        14,304     20,863
Loss from operations...................    (9,778)  (8,273)     (10,869)      (11,708)   (17,716)
Net loss...............................    (6,008)  (7,931)     (10,984)      (11,997)   (21,084)
Other Financial Data
Gross profit...........................   $   344  $ 1,222     $  2,133      $  2,596   $  3,147
EBITDA (loss)(/1/).....................    (9,110)  (7,688)      (9,732)       (9,694)   (15,646)
Capital expenditures...................     1,552    1,015        4,850        18,647     11,529
Net cash used in operating activities..    (5,251)  (7,446)     (11,330)       (2,779)   (11,699)
Net cash provided by financing
 activities............................     6,527   11,669       12,972        14,780        201
Operating Data
Net ALEs provisioned in the quarter....    17,637   22,548       24,209        38,878     38,935
Cumulative ALEs in service at quarter
 end ..................................    17,637   40,185       64,394       103,272    142,207

(1) Excluding expenses and charges of $7.3 million relating to the litigation and settlement with Bell Atlantic, EBITDA (loss) would have been $(8.4) million for the fiscal quarter ended March 31, 1999. See "Business--Legal Proceedings."

                               Risk Factors

   Investing in our common stock involves risk. You should carefully consider the risks and uncertainties described below before deciding to purchase common stock. These risks and uncertainties are not the only ones we face or which may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event, the trading price of our common stock could decline, and you could lose all or part of your investment.

Our prospects are difficult to evaluate because most of our revenues prior to January 1998 resulted from a business strategy we are no longer pursuing.

   Although we have sold integrated telecommunications services for over 15 years, we only began offering local services under our own brand name in January 1998. We sold local telephone services as an agent for Bell Atlantic until December 1997. Because at that time we terminated our agency relationship with Bell Atlantic, we no longer receive agency revenues. Therefore, we can only provide you limited historical operating and financial information about our current business strategy for you to evaluate.

We expect to incur negative cash flows and operating losses for a significant period of time.

   For the fiscal year ended March 31, 1999, we incurred operating losses of approximately $48.6 million, net losses of approximately $52.0 million and negative cash flow from operating and investing activities of approximately $39.5 million. Our expenses have increased significantly, and we expect our expenses to continue to increase as we deploy our network and implement our business plan. Accordingly, we expect to incur significant operating losses, net losses and negative cash flow during the next several years. We cannot assure you that we will achieve and sustain profitability or positive net cash flow.

We cannot assure you that we will successfully execute our strategy.

   If we fail to execute our strategy in a timely or effective manner we may be unable to successfully compete in our markets. Our business strategy is complex and requires that we successfully complete many tasks, a number of which we must be complete simultaneously, including:

  .  deploying, operating and maintaining our network;

  .  attracting and retaining customers, management and key employees;

  .  expanding our sales presence in existing and new markets;

  .  developing and providing enhanced data services; and

  .  ultimately, incorporating local dial tone into our network.

   If we are unable to effectively implement or coordinate the implementation of these multiple tasks effectively, our business is likely to suffer.

Implementing a facilities-based strategy is subject to technological and other uncertainties.

   The design of our network has not been widely deployed. The network may not provide the functionality that we expect. We also cannot be sure that we will be able to incorporate local dial tone capabilities into our network, and without this capability we will not be able to provide on our network all of our target customers' fixed line telecommunications services. Our ability to provide enhanced connectivity to our network and to provide local dial tone services will require the negotiation of interconnection agreements with incumbent local exchange carriers. This can take considerable time, effort and expense, and these agreements are subject to federal, state and local regulation. We may not be able to effectively negotiate necessary interconnection agreements. Also, we cannot be sure that our customers will choose to purchase any or all of their telecommunications services over our network.

We may not properly or timely deploy, operate and maintain our own network.

   Currently we are not providing any commercial services over our network. We are still deploying the initial phase of our network and we have limited experience operating and maintaining telecommunications networks. We cannot assure you that we will effectively deploy, operate or maintain our network. We may not be able to deploy our network within the time frame we expect, and once the network is deployed we may encounter unanticipated difficulties in operating and maintaining it.

Our high leverage creates financial and operating risk that could limit the growth of our business.

   We have a significant amount of indebtedness. As of March 31, 1999, we had approximately $66.9 million of total indebtedness outstanding. We expect to seek substantial additional debt financing to fund our business plan. Our high leverage could have important consequences to us, including,

  . limiting our ability to obtain necessary financing for future working capital, capital expenditures, debt service requirements or other purposes;

  . limiting our flexibility in planning for, or reacting to, changes in our business;

  . placing us at a competitive disadvantage to competitors with less leverage;

  . increasing our vulnerability in the event of a downturn in our business or the economy generally;

  . requiring that we use a substantial portion of our cash flow from operations for the payment of principal and interest on our indebtedness and not for other purposes.

We will need to refinance our existing indebtedness and may not generate sufficient cash flow from operations to pay future indebtedness.

   We expect we will not generate sufficient cash flow from operations to repay our existing credit and vendor facilities, and it is likely that we will need to refinance this indebtedness when it comes due. Also, we cannot assure you that our business will generate sufficient cash flow from operations or that alternative sources of cash flow will be available to us in amounts sufficient to pay other future indebtedness or to fund our other needs. We will need to generate cash in the future to make scheduled payments on and refinance our indebtedness and to fund planned capital expenditures, operating losses and our other needs. Our ability to generate cash will greatly depend on:

  .  our completing the buildout of our network timely and cost-effectively;

  .  the acceptance by the market of, and the demand for, our services; and

  .  our future operating performance.

   Each of these elements may be affected by various factors that we cannot control, including industry, general economic, financial, competitive, legislative, regulatory and other factors. If we cannot generate sufficient cash flow from operations, we may need to refinance all or some of our indebtedness, sell assets, delay capital expenditures or sell additional capital stock. If we sell additional capital stock, your interest in us will be diluted. We cannot assure you that we will be able to refinance any of our indebtedness on reasonable terms, or at all. We also cannot assure you that we will be able to effect any other needed action on satisfactory terms, or at all.

We may be unable to obtain the additional capital we will require to fund our operations and finance our growth on terms acceptable to us or at all.

   We will need significant additional capital to fund our business plan. We expect to seek additional financing to further fund our business plan as soon as practicable. The timing of these efforts will depend on market conditions. We cannot assure you that additional funding will be available to us when we need it or at all. If we are unable to obtain financing when we need it, we may delay or abandon our development and expansion plans. That could have a material adverse effect on our business, results of operations and financial condition. The actual timing and amount of our capital requirements may be materially affected by various factors, including the timing and actual cost of the network, the timing and cost of our expansion into new markets, the extent of competition and pricing of telecommunications services by others in our markets, the demand by customers for our services, technological change and potential acquisitions.

Our market is highly competitive, and we may not be able to compete effectively; many of our competitors have greater resources and more experience.

   We operate in a highly competitive environment. We have no significant market share in any market in which we operate. We will face substantial and growing competition from a variety of data transport, data networking and telephony service providers. We will face competition for the provision of integrated telecommunications services as well for the individual service components that comprise our integrated services. The number of competitors able to provide integrated telecommunication services has increased as a result of regulatory changes and industry consolidation. We expect that the incumbent local exchange carriers ultimately will also be able to provide integrated services. Many of our competitors are larger and better capitalized than we are. Also, many of our competitors are incumbent providers with long standing relationships with their customers and greater name recognition. See "Business--Competition."

The failure of our information systems to produce accurate and prompt billing and to process customer orders could materially adversely affect our business.

   The accurate and prompt billing of our customers is essential to our operations and future profitability. The deployment of our network will place additional demands on our information systems. We are continuing to upgrade our information systems, but we cannot assure you that our information systems will perform how we expect. Also, if our business grows as we plan, we cannot assure you that our information systems will be sufficient to provide us with accurate and efficient billing and other necessary processing capabilities. We may not identify all of our information and processing needs (including issues related to the Year 2000), and the upgrade we are implementing may encounter unexpected difficulties. We cannot assure you that our ongoing information systems upgrade will not cause any disruption in our information systems or that the upgraded systems will continue to provide us with the necessary functionality. Any of these could materially adversely affect our business, results of operations and financial condition. See "Business--Our Information Systems."

If we do not receive timely and accurate call data records from our suppliers, our billing and collection activities could be adversely affected.

   Our billing and collection activities are dependent upon our suppliers providing us accurate call data records. If we do not receive accurate call data records in a timely manner, our business, results of operations and financial condition could be materially adversely affected. In addition, we pay our suppliers according to our calculation of the charges based upon invoices and computer tape records provided by these suppliers. Disputes may arise between us and our suppliers because these records may not always reflect current rates and volumes. If we do not pay disputed amounts, a supplier may consider us to be in arrears in our payments until the amount in dispute is resolved. We cannot assure you that disputes with suppliers will not arise or that such disputes will be resolved in our favor.

Our ability to serve our customers depends upon the reliability of the networks, services and equipment of third party providers.

   We only began testing our network in May 1999. We depend almost entirely on facilities-based carriers for the switching and transmission of customer traffic. After we complete deploying our network, we will still rely to some extent on others for switching and transmission of customer traffic. We will also rely on others for fiber optic backbone transmission facilities, including Level 3 Communications and NorthEast Optic Network, for our network. We cannot be sure that any third party switching or transmission facilities will be available when needed or on acceptable terms.

   Although we can exercise direct control of the customer care and support we provide, most of the services we currently offer are provided by others. These services are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other factors which may cause interruptions in service or reduced capacity for our customers. These problems, although not within our control, could adversely affect customer confidence and damage our reputation.

   We have engaged a network services integrator to design, engineer and manage the buildout of our network in our existing markets. If the network integrator is not able to perform these functions, we may experience delays or additional costs in providing services and building the network. The failure of our network equipment to operate as anticipated or the inability of equipment suppliers, including Cisco, to timely supply such equipment could materially and adversely affect our business, results of operations and financial condition.

Our operating results could be adversely affected by increases in customer attrition rates.

   We cannot assure you that our customers will continue to purchase local, long distance, data or other services from us. Because we have been operating as an integrated communications provider for a short time, our customer attrition rate is difficult to evaluate. We could lose customers as a result of national advertising campaigns, telemarketing programs and customer incentives provided by major competitors as well as for other reasons not in our control. Increases in customer attrition rates could have a material adverse effect on our business, results of operations and financial condition.

If we fail to manage our growth, our business could be impaired.

   We are pursuing a business plan that will result in rapid growth and expansion of our operations if we are successful. This rapid growth would place significant additional demands upon our current management and other resources. Our success will depend on our ability to manage our growth. To accomplish this we will have to train, motivate and manage an increasing number of employees. We will also need to continually enhance our information systems. Our failure to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

Our success will depend on a limited number of key personnel who could be difficult to replace as well as on our ability to hire other skilled personnel.

   We believe that our continued success will depend upon the abilities and continued efforts of our management, particularly members of our senior management team. The loss of the services of any of these individuals could have a material adverse effect on our business, results of operations and financial condition. Our success will also depend upon our ability to identify, hire and retain additional highly skilled sales, service and technical personnel. Demand for qualified personnel with telecommunications experience is high and competition for their services is intense. We cannot be sure that we will be able to attract and retain the additional employees we need to implement our business strategy. Our inability to hire and retain such personnel could have a material adverse effect on our business, results of operations and financial condition.

Changes to the regulations applicable to our business could increase our costs and limit our operations.

   We are subject to federal, state, and local regulation of our local, long distance, and data services. See "Business-Government Regulation." With the passage of the Telecommunications Act in 1996, the regulation of our services has been subject to numerous administrative proceedings at the federal and state level, litigation in federal and state courts, and legislation in federal and state legislatures. We cannot predict the outcome of the various proceedings, litigation, and legislation or whether and to what extent they may adversely affect our business or operations. We believe the current trend toward relaxed regulatory oversight and competition will benefit us. Our competitors, however, may benefit from this trend to a greater extent than we will. If that occurs, our business may be adversely affected.

Rapid technological changes in the telecommunications industry could render our services obsolete faster than we expect or could require us to spend more to develop our network than we currently anticipate.

   The telecommunications industry is subject to rapid and significant changes in technology. We cannot predict the effect that changes in technology will have on our business. Any changes could have a material adverse effect on our business, operating results and financial condition. Advances in technology could lead to more entities becoming facilities-based integrated communications providers. We believe that our long-term success will increasingly depend on our ability to offer advanced services and to anticipate or adapt to evolving industry standards. We cannot be sure that:

  .  we will be able to offer the services our customers require;

  . our services will not be economically or technically outmoded by current or future competitive technologies;

  .  our network or our information systems will not become obsolete;

  . we will have sufficient resources to develop or acquire new technologies or introduce new services that we need to effectively compete; or

  . the cost of the network will decline as rapidly as the costs of our competitors' infrastructures.

We may incur significant costs and our business could suffer if our systems and network, or the systems of our suppliers and vendors, do not properly process date information after December 31, 1999.

   Currently, many computer systems and software products are coded to accept only two digit, rather than four digit, entries in the date code field. Date-sensitive software or hardware coded in this manner may not be able to distinguish a year that begins with a "20" instead of a "19," and programs that perform arithmetic operations, make comparisons or sort date fields may not yield correct results with the input of a Year 2000 date. This Year 2000 problem could cause miscalculations or system failures that could affect our operations. We cannot assure you that we have successfully identified all Year 2000 problems with our information systems and network. We also cannot assure you that we will be able to implement any necessary corrective actions in a timely manner. Our failure to successfully identify and remediate Year 2000 problems in critical systems could have a material adverse effect on our business, results of operations and financial condition. Also, if the systems of other companies that provide us services or with whom our systems interconnect are not Year 2000 compliant, our business, operating results and financial condition could be materially adversely affected. The Year 2000 issue is discussed at greater length in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

We may pursue acquisitions which would create risks to our business.

   We may pursue strategic acquisitions as we expand. We currently have no definitive agreement with respect to any acquisition. Acquisitions may increase our risks because we may:

  . experience difficulties integrating acquired operations and personnel into our operations;

  .  disrupt our ongoing business;

  .  divert resources and management time;

  . be unable to maintain uniform standards, controls, procedures and policies; and

  .  enter markets or businesses in which we have little or no experience.

   We cannot assure you that we will be able to obtain any additional financing needed to finance potential acquisitions. If we do make any acquisition, the acquired business might not perform as we expected.

Our existing principal stockholders, executive officers and directors control a substantial amount of our voting shares and will be able to significantly influence any matter requiring shareholder approval.

   After this offering, our officers and directors and parties related to them will control approximately 35.3% of the voting power of our outstanding capital stock. Robert J. Fabbricatore, our Chairman and Chief Executive Officer, will control approximately 17.7% of our voting power. Therefore, the officers and directors will be able to significantly influence any matter requiring shareholder approval. In addition, Mr. Fabbricatore and some of his affiliates have agreed to vote shares they control to elect to our board up to two persons designated by the holders of a majority of our Series A preferred stock.

We may default under our credit facilities if stockholders exercise appraisal rights or if we do not consummate the holding company reorganization.

   In connection with the holding company reorganization, all of our stockholders, including holders of the shares offered by this prospectus, will have appraisal rights under Massachusetts law. If we consummate the reorganization and any stockholders exercise appraisal rights, CTC Communications Group would be required by law to pay them in cash the appraised value of their shares. Our senior secured credit facility with Goldman Sachs and Fleet requires us to consummate the reorganization, but prohibits us from making payments to stockholders who exercise appraisal rights. Our vendor facility with Cisco Capital also prohibits these payments. If any stockholders are entitled to appraisal rights after the special meeting, we may ask our lenders to waive their requirement that we consummate the reorganization or to permit us to make any required payments to stockholders. We cannot predict whether stockholders will exercise appraisal rights, the amount of any payments which could be required to be made and, on what, if any, terms, we could obtain needed consents. If we default under our credit facilities, our lenders could require us to repay their loans. We cannot assure you that we will be able to refinance their loans on reasonable terms, or at all.

Fluctuations in our operating results could adversely affect the price of our common stock.

   Our annual and quarterly revenue and results may fluctuate as a result of a number of factors, including:

  .  variations in the rate of timing of customer orders,

  .  variations in our provisioning of new customer services,

  .  the speed at which we expand our network and market presence,

  .  the rate at which customers cancel services, or churn,

  .  costs of third party services purchased by us, and

  . competitive factors, including pricing and demand for competing services.

   Also, our revenue and results may not meet the expectations of securities analysts and our stockholders. As a result of such fluctuation or such failure to meet expectations, the price of our common stock could be materially adversely affected.

Our stock price is likely to be volatile.

   The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology and telecommunications companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Other factors that could cause the market price of our common stock to fluctuate substantially include:

  . announcements of developments related to our business, or that of our competitors, our industry group or our customers;

  .  fluctuations in our results of operations;

  .  hiring or departure of key personnel;

  . a shortfall in our results compared to analysts' expectations and changes in analysts' recommendations or projections;

  . sales of substantial amounts of our equity securities into the marketplace;

  . regulatory developments affecting the telecommunications industry or data services; and

  . general conditions in the telecommunications industry or the economy as a whole.

The market price of our common stock could be affected by the substantial number of shares that are eligible for future sale.

   After this offering is completed, 13,876,974 shares of common stock will be issued and outstanding, assuming no exercise of the underwriters' over-allotment option. We cannot be sure what effect, if any, future sales of shares or the availability of shares for future sale will have on the market price of the common stock. The market price of our common stock could drop due to sales of a large number of shares in the market after this offering or the perception that sales of large numbers of shares could occur. These factors could also make it more difficult to raise funds through future offerings of common stock. Over 90% of the shares of common stock outstanding immediately after this offering will be freely tradeable under the Securities Act, subject to compliance with Rule 144 under the Securities Act. On the consummation of our reorganization all of CTC Communications Group's shares will be freely tradeable, subject to compliance with Rules 144 and 145. In connection with this offering, our officers and directors and some of our stockholders will be required not to sell any shares of common stock for a period of 90 days after the date of this prospectus without the written consent of Lehman Brothers Inc.

We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.

   The telecommunications industry has experienced significant consolidation in recent years. However, provisions of our articles of organization and bylaws and Massachusetts law, and, after our reorganization into a holding company structure, CTC Communications Group's certificate of incorporation and bylaws and the provisions of Delaware law, could make it more difficult for a third party to acquire control of CTC even if a change in control would be beneficial to our stockholders. These provisions may negatively affect the price of our common stock and may discourage third parties from bidding for CTC. In addition, our board of directors may issue, without stockholder approval, shares of preferred stock with terms set by the board. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could depress the price of the common stock. See "Description of Capital Stock--Preferred Stock."

Forward looking statements are inherently uncertain.

   Certain statements about us and our industry under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements in this prospectus that are not historical facts. When we use the words "estimate," "project," "believe," "anticipate," "intend," "plan," "expect" and similar expressions in this prospectus, we generally intend to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, actual results could differ materially from those expressed or implied by these forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect new information, future events or otherwise.

                             Use of Proceeds

   We will receive net proceeds of approximately $49.5 million from our sale of 3,200,000 shares of common stock at an assumed public offering price of $16.563 per share, after deducting the underwriting discounts and commissions and our estimated offering expenses. This amount would be approximately $57.7 million if the underwriters fully exercise their over-allotment option. We intend to use these proceeds to repay all of our outstanding indebtedness under our credit facility with Toronto Dominion and for general corporate purposes including capital expenditures, working capital and operating losses associated with the continued deployment of our network, further penetration of our existing region and expansion into new markets throughout the New York--Washington, D.C. corridor. We will not receive any proceeds from the sale of shares by the selling stockholders, although we expect to receive approximately $2 million in payment of the exercise price of warrants which the selling stockholders will exercise to acquire the shares they are expected to sell. As of June 17, 1999, we had borrowed $3.0 million under our credit facility with Toronto Dominion. Advances under this facility bear interest at 11.99%. This facility matures on June 15, 2000. We used advances under this facility for general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

   We intend to use the net proceeds remaining after the repayment of indebtedness to Toronto Dominion to either temporarily repay the revolving portion of our senior secured credit facility or temporarily invest the remaining net proceeds in short-term, interest bearing, investment grade securities. Advances under our senior secured credit facility bear interest at 1.75% over the prime rate. The credit facility matures on September 1, 2001. We used advances under this credit facility for general corporate purposes. See "Description of Senior Credit Facilities."

                       Price Range of Common Stock

   Our common stock is listed on The Nasdaq National Market under the symbol "CPTL." Following is the range of high and low trading prices on The Nasdaq National Market for the common stock for the periods indicated.

                                                                   Price Range
                                                                  -------------
                                                                   High   Low
                                                                  ------ ------
   Calendar Year 1997
     Second Quarter.............................................. $10.00 $ 6.88
     Third Quarter............................................... $ 9.75 $ 7.06
     Fourth Quarter.............................................. $15.94 $ 8.00
   Calendar Year 1998
     First Quarter............................................... $14.94 $ 5.13
     Second Quarter.............................................. $ 9.88 $ 6.50
     Third Quarter............................................... $ 8.50 $ 4.75
     Fourth Quarter.............................................. $ 9.00 $ 4.00
   Calendar Year 1999
     First Quarter............................................... $17.50 $ 8.38
     Second Quarter (through June 17, 1999)...................... $24.00 $12.19

   The last sale price of the common stock on The Nasdaq National Market on June 17, 1999 was $16.563.

                             Dividend Policy

   We have never paid cash dividends on our common stock and we have no plans to do so in the foreseeable future. We intend to retain earnings, if any, to develop and expand our business. In addition, the terms of the credit and vendor facilities and the Series A preferred stock restrict our ability to pay cash dividends on our common stock. We also expect the terms of agreements governing any future indebtedness to restrict our ability to pay cash dividends.

                              Capitalization

   The following table sets forth our capitalization as of March 31, 1999 on an actual basis and as adjusted to reflect our sale of 3,200,000 shares of common stock offered hereby at an assumed public offering price of $16.563 per share, and after deducting underwriting discounts and commissions and estimated offering expenses. This information should be read in conjunction with our financial statements and notes appearing elsewhere in this prospectus. The "As Adjusted" column does not take into account the exercise of warrants by the selling stockholders in connection with this offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                        As of March 31, 1999
                                                       -------------------------
                                                                        As
                                                         Actual      Adjusted
                                                       -----------  ------------
                                                       (dollars in thousands)
Cash and cash equivalents............................. $     2,254  $    51,741
                                                       ===========  ===========
Long-term debt, including current portion:
  Notes payable....................................... $    55,623  $    55,623
  Obligations under capital leases....................      11,234       11,234
                                                       -----------  -----------
    Total long-term debt..............................      66,857       66,857
Series A redeemable convertible preferred stock.......      12,949       12,949
Stockholders' equity (deficit):
  Common stock(/1/)...................................         104          136
  Additional paid-in capital..........................       7,175       56,630
  Deferred compensation...............................        (213)        (213)
  Retained earnings (deficit).........................     (46,535)    (46,535)
                                                       -----------  -----------
    Subtotal..........................................     (39,469)      10,018
  Amounts due from stockholders.......................         (31)         (31)
                                                       -----------  -----------
    Total stockholders' equity (deficit)..............     (39,500)       9,987
                                                       -----------  -----------
      Total capitalization............................ $    40,306  $    89,793
                                                       ===========  ===========

--------

(1) Consists of common stock, $.01 par value per share: 25,000,000 shares authorized, 10,352,513 outstanding at March 31, 1999 and 13,552,513 outstanding, as adjusted. Does not include 3,615,809 shares of common stock issuable upon exercise of outstanding stock options at exercise prices between $1.10 and $20.00 per share; 1,453,262 shares of common stock issuable upon conversion of the Series A preferred stock or 1,288,071 shares of common stock issuable upon the exercise of outstanding warrants at exercise prices between $6.75 and $11.81 per share.

                          Selected Financial Data

   The following selected financial data for the five years ended March 31, 1999 are derived from our financial statements which have been audited by Ernst & Young LLP, independent auditors. You should read the following financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes.


   All earnings per share and weighted average share information included in the accompanying financial statements have been restated to reflect the five-for-four stock split effected in fiscal year ended March 31, 1995, and the three-for-two stock split and the two-for-one stock split effected in fiscal year ended March 31, 1996.

                                       Fiscal Year ended March 31,
                          -------------------------------------------------------
                             1995       1996       1997       1998        1999
                          ---------- ---------- ---------- ----------  ----------
                           (dollars in thousands, except per share information)
Statement of Operations
 Data
Agency revenues.........  $   18,898 $   25,492 $   29,195 $   24,775  $      --
Telecommunications
 revenues...............       3,038      5,383     11,095     16,172      70,964
                          ---------- ---------- ---------- ----------  ----------
 Total revenues.........      21,936     30,875     40,290     40,947      70,964
Cost of
 telecommunications
 revenue................       2,451      4,242      8,709     14,038      61,866
Selling, general and
 administrative
 expenses...............      17,319     20,009     23,820     31,492      57,663
Income (loss) from
 operations.............       2,166      6,624      7,761     (4,583)    (48,565)
Net income (loss).......       1,472      4,094      4,683     (2,884)    (51,996)
Income (loss) per share
 Basic..................        0.18       0.43       0.49      (0.29)      (5.24)
 Diluted................        0.17       0.38       0.43      (0.29)      (5.24)
Other Financial Data
Gross profit............         n/m        n/m        n/m        n/m  $    9,098
EBITDA (loss)...........  $    2,932 $    7,295 $    8,519 $   (2,992)    (42,760)
Capital expenditures....         599        759      1,222      6,109      36,041
Net cash (used in)
 provided by operating
 activities.............       1,580      2,192      3,572     (7,951)    (33,254)
Net cash used in
 investing activities...         599        759      1,222      4,765       6,282
Net cash provided by
 financing activities...         171        119        114      8,479      39,622

                                                  As of March 31,
                                       --------------------------------------
                                        1995   1996    1997    1998    1999
                                       ------ ------- ------- ------- -------
                                               (dollars in thousands)
Balance Sheet Data
Cash and cash equivalents............. $2,391 $ 3,942 $ 6,406 $ 2,168 $ 2,254
Total assets..........................  7,726  12,509  20,186  30,967  69,402
Total long-term debt, including
 current portion .....................    --      --      --    9,673  66,857
Series A redeemable convertible
 preferred stock......................    --      --      --      --   12,949
Stockholders' equity (deficit)........  5,526   9,495  14,292  11,580 (39,500)

   Gross profit is not meaningful, n/m, for the fiscal year ended March 31, 1998 and prior periods because our revenues for these periods consisted primarily of agency commissions, and costs associated with agency revenues were included primarily in selling, general and administrative expenses. EBITDA consists of income (loss) before interest, income taxes, depreciation and amortization. We have provided EBITDA because it is a measure of financial performance commonly used in the telecommunications industry. Other companies may calculate it differently from us. EBITDA is not a measurement of financial performance under generally accepted accounting principles. We believe you should not consider EBITDA as an alternative to net income (loss) as a measure of results of operations or to GAAP-based cash flow data as a measure of liquidity. Capital expenditures consists of additions to property and equipment acquired for cash or under notes payable and capital leases.

                  Management's Discussion and Analysis of

               Financial Condition and Results of Operations

  The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the financial statements and notes included elsewhere in this prospectus.

Overview

   Historically, we have generated agency revenues and telecommunications revenues. Agency revenues consist of commissions we earned as an agent of Bell Atlantic and other Regional Bell Operating Companies, and long distance providers. Telecommunications revenues are generated by our sale of local, long distance, frame relay, internet access and other communications services. For the fiscal year ended March 31, 1998, agency commissions accounted for approximately 60% of our revenues, with telecommunications revenues accounting for the other 40%. As a result of our transition to an integrated communications provider strategy in January 1998, agency commissions earned after December 31, 1997 are not material.

   Our financial information for the fiscal year ended March 31, 1999 reflects a full year of operations as an integrated communications provider. Our financial information for fiscal years ended on or before March 31, 1998 primarily reflects our operations as an agent for Bell Atlantic. Because of our transition to an integrated communications provider strategy and our network buildout, most of the financial information for these periods does not reflect our current business and is not comparable to results for subsequent periods.


Results of Operations

Fiscal Year Ended March 31, 1999 Compared to Fiscal Year Ended March 31, 1998.

   Total revenues for the fiscal year ended March 31, 1999 were $70,964,000, an increase of 73% from $40,947,000 for the preceding fiscal year. As an integrated communications provider, revenues for fiscal 1999 reflect our direct sales of local telecommunication services in addition to our direct sales of other telecommunications services. Revenue for fiscal 1998 reflect agency commissions on local telecommunications services for the period April 1, 1997 through December 31, 1997 as well as our direct sales of other telecommunications services for the entire fiscal year.

   A common basis for measurement of an integrated communications provider's progress is the growth in access lines and equivalent circuits, or ALEs. During the quarter ended March 31, 1999, voice and data ALEs in service increased by 38,935, or approximately 38%, from the quarter ended December 31, 1998. This brought our total ALEs in service to 142,207 at the end of our first 15 months as an integrated communications provider. Data ALEs increased by approximately 45% from the quarter ended December 31, 1998 to 28,502, or 20% of total ALEs in service, as of March 31, 1999. Data ALEs at March 31, 1999 include 6,720 ALEs purchased by other carriers including internet service providers.

   Costs of telecommunications revenues increased to $61,866,000 for fiscal 1999 from $14,038,000 for fiscal 1998 as a result of our decision to provide local services directly instead of providing local services on an agency basis. However, as a percentage of telecommunications revenue, costs of telecommunications revenues remained at 87% for fiscal 1999 and 1998.

   Selling, general and administrative expenses increased 83% to $57,663,000 in fiscal 1999 from $31,492,000 for fiscal 1998. This increase was primarily due to the increased number of service and technical employees hired and other expenses incurred in connection with becoming an integrated communications provider. Also contributing to the increase were approximately $9,301,000 of expenses and charges relating to the litigation and settlement with Bell Atlantic. See "Business--Legal Proceedings." Selling, general and administrative expenses also increased for fiscal 1999 due to increased depreciation and amortization expenses of $5,728,000 associated with the investments we made in equipment and software for our network.

   Interest and other expense increased to $4,957,000 for the fiscal year ended March 31, 1999, as compared to interest and other income of $213,000 for the fiscal year ended March 31, 1998. The increase is due to increased borrowings to fund our operating losses and the deployment of our network, the fees associated with our credit and vendor financing facilities and the amortization of the interest expense associated with warrants issued in connection with financings.


   The benefit for income taxes, which is limited to refunds available on a loss carryback basis, has been recognized ratably as a percentage of our estimated pre-tax loss over each of the four quarters of the fiscal year. The effective rate of the benefit varied with changes in management's estimates.

Fiscal Year Ended March 31, 1998 Compared to Fiscal Year Ended March 31, 1997

   The results for the fiscal year ended March 31, 1998 reflect our decision to leave the Bell Atlantic agency program in December 1997 and our commencement of operations as an integrated communications provider. This decision adversely affected revenues and expenses to a certain extent in the third quarter as we prepared for this transition and significantly affected revenues in the fourth quarter after the transition had been effected. Total revenues of $40,947,000 for fiscal 1998 were essentially flat as compared to $40,290,000 for the fiscal year ended March 31, 1997. Agency revenues decreased 15% to $24,775,000 for fiscal 1998 from $29,195,000 in fiscal 1997, primarily as a result of fourth quarter revenues of only $194,000, as compared to $8,354,000 for the same period of fiscal 1997. This decrease reflects the fact that we left the Bell Atlantic agency program in December 1997, and thus no Bell Atlantic agency revenues were reported in the fourth quarter of fiscal 1998. Telecommunications revenues increased 46% to $16,172,000 for fiscal 1998 from $11,095,000 for fiscal 1997. This increase reflects the increased sales of long distance, internet access, and frame relay data services as well as the commencement of our sale of local telecommunications services as an integrated communications provider in the fourth quarter of fiscal 1998. Although local telecommunications sales increased during the fourth quarter, they were significantly less than we expected as a result of the imposition of the temporary restraining order in connection with the Bell Atlantic litigation initiated in February 1998, which required us to sell these local services only to new customers, resulting in a longer sales cycle. This temporary restraining order was dissolved in August 1998.

   Costs of telecommunications revenues increased 61% to $14,039,000 for fiscal 1998 from $8,709,000 for fiscal 1997. As a percentage of telecommunications revenues, cost of telecommunications revenues was 87% for fiscal 1998 as compared to 78% for fiscal 1997. This overall increase was due primarily to increased sales of telecommunications services and increased costs for those services sold. Due largely to the initiation of local telecommunications sales in the fourth fiscal quarter, cost of telecommunications revenues for this period increased 127% to $5,944,000 from $2,615,000 for the same period in fiscal 1997. These increases as a percentage of revenues were attributable to fixed costs associated with the sale of local telecommunications services, lower long distance rates extended to customers in advance of rate decreases from one of our long distance suppliers, increased costs associated with adding new customers and services and costs associated with phasing out our debit card program.

   Selling, general and administrative expenses increased 32% to $31,492,000 in fiscal 1998 from $23,820,000 in fiscal 1997. This increase was a result of the increased number of sales and service employees hired in connection with the transition to an integrated communications provider, increased payments of commission and bonuses, increased corporate and administrative expenses, increased depreciation associated with greater capital expenditures, expenses related to new branch openings and a $1,200,000 charge for estimated costs attributable to our litigation with Bell Atlantic.

Quarterly Financial and Operating Information

   The following table sets forth certain financial and operating data for the five quarters since we became an integrated communications provider. This financial information is from our unaudited financial statements. You should read this information in conjunction with the financial statements and related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                           Fiscal Quarter ended
                          --------------------------------------------------------
                          March 31, June 30,  September 30, December 31, March 31,
                            1998      1998        1998          1998       1999
                          --------- --------  ------------- ------------ ---------
                                          (dollars in thousands)
Statement of Operations
 Data
Telecommunications reve-
 nues...................   $ 6,288  $12,836     $ 14,516      $ 19,025   $ 24,587
Cost of telecommunica-
 tions revenues.........     5,944   11,614       12,383        16,429     21,440
Selling, general and ad-
 ministrative expenses..    10,122    9,495       13,001        14,304     20,863
Loss from operations....    (9,778)  (8,273)     (10,869)      (11,708)   (17,716)
Net loss................    (6,008)  (7,931)     (10,984)      (11,997)   (21,084)
Other Financial Data
Gross profit............   $   344  $ 1,222     $  2,133      $  2,596   $  3,147
EBITDA (loss)(/1/)......    (9,110)  (7,688)      (9,732)       (9,694)   (15,646)
Capital expenditures....     1,552    1,015        4,850        18,647     11,529
Net cash (used in)
 provided by operating
 activities.............    (5,251)  (7,446)     (11,330)       (2,779)   (11,699)
Net cash provided by fi-
 nancing activities.....     6,527   11,669       12,972        14,780        201
Operating Data
Net ALEs provisioned in
 the quarter............    17,637   22,548       24,209        38,878     38,935
Cumulative ALEs in
 service at quarter
 end....................    17,637   40,185       64,394       103,272    142,207

(1) Excluding expenses and charges of $7.3 million relating to the litigation and settlement with Bell Atlantic, EBITDA (loss) would have been $(8.4) million for the fiscal quarter ended March 31, 1999. See "Business--Legal Proceedings."

Liquidity and Capital Resources

   Prior to March 1998, we had funded our working capital and operating expenditures primarily from cash flows from operations. Commencing in April 1998, we have funded our transition to an integrated communications provider, expansion of our sales branches, operating losses and the deployment of our network by raising additional equity capital and through bank, vendor and lease financing.

   In April 1998, we completed a $12.0 million private placement of Series A redeemable convertible preferred stock and warrants to Spectrum Equity Investors II, L.P. We also received a commitment on June 30, 1998 from Spectrum to purchase, at our option, an additional $5.0 million of preferred stock on the same terms and conditions as the Series A preferred stock. This option expires on June 30, 1999.

   On September 1, 1998, we entered into a senior secured credit facility with Goldman Sachs Credit Partners and Fleet National Bank. Under the terms of this senior secured credit facility, the lenders have provided a three-year credit facility to us consisting of revolving loans in the aggregate amount of up to $75.0 million. Under our senior secured credit facility we may borrow $15.0 million unconditionally and an additional $60.0 million based on trailing 120 days accounts receivable collections, reducing to trailing 90 days accounts receivable collections by March 31, 2000. As of March 31, 1999, we had availability of $45.2 million under this senior secured credit facility, of which we had borrowed approximately $36.1 million.

   On October 14, 1998, we entered into an agreement with Cisco Capital for up to $25.0 million of vendor financing. Under the terms of the agreement, we have agreed to a three-year, $25.0 million volume purchase commitment of Cisco equipment and services and Cisco Capital has agreed to advance funds as these purchases occur. Up to $10.0 million of the vendor facility can be utilized for costs associated with the integration of Cisco equipment and related peripherals. Under the terms of the vendor facility, we are required to pay interest on funds advanced under the facility at an annual rate of 12.5%. As of March 31, 1999, we had borrowed $15.4 million under the vendor facility.

   Since September 30, 1998, we have entered into various lease and vendor financing agreements which provide for the acquisition of up to $16.2 million of equipment and software. As of March 31, 1999, the aggregate amount borrowed under these agreements was approximately $14.0 million.

   In order to provide liquidity, we entered into a loan agreement dated as of March 15, 1999 with Toronto Dominion (Texas), Inc. to provide an unsecured standby credit facility for up to $30.0 million for capital expenditures and other general corporate purposes. As of June 17, 1999, we had borrowed $3.0 million under this facility. This facility will terminate upon the closing of this offering. Under this facility, $10.0 million is immediately available and the remaining $20.0 million will become available if we raise an additional $5.0 million of proceeds from the issuance of equity. We currently intend, and are able, to call the Spectrum commitment described above if before June 30, 1999, we have not received a replacement equity commitment or a waiver of the $5.0 million equity requirement from Toronto Dominion.

   As we continue to deploy our network, further penetrate our existing region and expand into new markets throughout the Boston--Washington, D.C. corridor, we will need significant additional capital. We believe that the proceeds of this offering, together with cash on hand and the amounts we expect to be available under our bank, lease and vendor financing arrangements, will be sufficient to fund our capital requirements for at least the next 12 months. During this period we will seek to raise additional capital through the issuance of debt and possibly equity securities, the timing of which will depend on market conditions, and which could occur in the near future. We may also seek to raise additional capital through further equity offerings, vendor financing, equipment lease financing and bank loans.

   We cannot assure you that additional financing will be available on terms acceptable to us when we need it. The agreements governing our existing indebtedness limit our ability to obtain debt financing. If we are unable to obtain financing when we need it, we may delay or abandon our development and expansion plans. That could have a material adverse effect on our business, results of operations and financial condition. The actual timing and amount of our capital requirements may be materially affected by various factors, including the timing and actual cost of the network, the timing and cost of our expansion into new markets, the extent of competition and pricing of telecommunications services by others in our markets, the demand by customers for our services, technological change and potential acquisitions.

   On February 24, 1999, we settled a lawsuit against Bell Atlantic Corp. Under the terms of the settlement agreement we received cash and will receive other consideration to satisfy claims of commissions we earned while we were an agent for Bell Atlantic. Both parties have agreed to keep the specific terms of the settlement confidential. We do not expect to incur any additional material costs related to this matter subsequent to March 31, 1999.

   Working capital deficit at March 31, 1999 was $6,486,000 compared to a working capital surplus of $11,342,000 at March 31, 1998, a decrease of $17,828,000. This decrease is due primarily to the increase in accounts payable and accrued expenses associated with our transition to an integrated communications provider. We will fund this deficit through borrowings under our credit facilities, which are long term liabilities. Cash balances at March 31, 1999 and March 31, 1998 totaled approximately $2,254,000 and $2,168,000, respectively.

Quantitative and Qualitative Disclosures about Market Risk

   Our exposure to financial market risk, including changes in interest rates, relates primarily to outstanding debt obligations. We utilize our senior secured credit facility to fund a substantial portion of our capital requirements. This facility bears interest at a variable interest rate, which is subject to market changes. We have not entered into any interest rate swap agreements, or other instruments to minimize our exposure to interest rate increases but will investigate such options should changes in market conditions occur. We have not had any derivative instruments in the past and do not plan to in the future, other than possibly to reduce our interest rate exposure as described above.

Year 2000 Compliance

Our State of Readiness

   We have evaluated the effect of the Year 2000 problem on our information systems. We are implementing plans to permit our systems and applications to effectively process information in order to support ongoing operations in the Year 2000 and beyond. We believe our information technology systems and non-information systems will be Year 2000 compliant by the end of 1999.

   In connection with the deployment of our new network, we have designed a new database architecture for our computer systems which we expect will be Year 2000 compliant. We expect installation of the network and related network control software to be completed in the summer of 1999. We expect installation of our new information systems related to our new network to be completed in the third or fourth quarter of 1999. We began testing our network and these new systems when we first began installation, and we expect testing to continue. We are also upgrading our current information systems to be Year 2000 compliant in case we have not completed installing our new systems by the end of 1999. Approximately 40% of our existing information systems are now Year 2000 compliant. We expect to complete this upgrade in the third or fourth quarter of 1999. While we expect that all significant information systems will be Year 2000 compliant in the third or fourth quarter of 1999, we cannot assure you that all Year 2000 problems in the new system will be identified or that the necessary corrective actions will be completed in a timely manner. We also expect our non-information systems to be Year 2000 compliant in the third or fourth quarter of 1999.

   We have requested certification from our significant vendors and suppliers demonstrating their Year 2000 compliance. Approximately 80% of vendors and suppliers have delivered these certifications. We will continue to seek additional certifications. However, we cannot assure you that we will receive any addition certifications. Generally, these certifications state that our vendors and suppliers are Year 2000 compliant but do not require any affirmation action if these certifications are inaccurate. We intend to continue to identify critical vendors and suppliers and communicate with them about their plans and progress in addressing Year 2000 problems. We cannot assure you that the systems of these vendors and suppliers will be timely converted. We also cannot assure you that any failure of their systems to be Year 2000 compliant will not adversely affect our operations.

Our Costs of Year 2000 Remediation

   We have incurred approximately $120,000 in costs to date related specifically to Year 2000 issues and expect to incur an additional approximately $380,000 in costs through the end of 1999. However, we cannot assure you that the costs associated with Year 2000 problems will not be greater than we anticipate.

Our Year 2000 Risk

   Based on the efforts described above, we currently believe that our systems will be Year 2000 compliant in a timely manner. We have completed the process of identifying Year 2000 issues in our information systems and non-information systems and expect to complete any remediation efforts in the third and fourth quarters of 1999.

   We cannot assure you that our operations and financial results will not be affected by Year 2000 problems. We may experience interruptions in service and not receive billing information in a timely manner if either our systems or those of our vendors or suppliers are not Year 2000 compliant in a timely manner. It is possible that we could experience other serious Year 2000 difficulties that we cannot presently predict.

Our Contingency Plans

   We have begun upgrading our current information systems as part of our contingency plans in case our new systems are not installed before the end of 1999. In addition, we intend to seek to identify alternative service providers in case our current providers are unable to adequately deliver services in the Year 2000. If it becomes necessary for us to implement a contingency plan, the plan may not avoid a material Year 2000 issue.

                                 Business

Overview

   We are a rapidly growing integrated communications provider, or ICP, with 15 years of telecommunications marketing, sales and service experience. We offer voice and data services to predominantly medium and larger-sized business customers who seek greater telecommunications transmission capacity, integrated telecommunications solutions and improved levels of service. We have a large, experienced sales force consisting of 163 sales people supported by 100 network consultants. Our sales force is located close to our customers in 25 sales branches primarily in New England and New York State. We are currently moving to a facilities-based platform by deploying a state-of-the-art, all packet-switched network based on internet protocol and ATM, architecture. In May 1999, we began testing of our network with some of our customers. By late summer, we expect to begin providing, and billing for, commercial service to a limited number of customers on our network.

   We became an integrated communications provider in January 1998. Prior to that, we were the largest sales agent for NYNEX Corp. (now Bell Atlantic), based on agency revenues. At the end of 1997, before leaving the Bell Atlantic agency program, we were managing relationships for approximately 7,000 customers, representing over 280,000 local access lines and over $200 million in annual local telecommunications spending. As of March 31, 1999, after only 15 months as an integrated communications provider, we were serving over 9,000 customers and had over 142,000 access lines and equivalent circuits, or ALEs, in service. For the quarter ended March 31, 1999, we generated approximately $24.6 million of revenues, or $98.4 million on an annualized basis.

Our Market Opportunity

   The market potential for integrated communications services is large and growing. According to FCC data, in 1997, the total market for U.S. retail telecommunications services was approximately $187 billion. Data services, including internet, frame relay and ATM services, represent one of the fastest growing segments of the telecommunications market. Industry reports by International Data Corporation estimate that from 1997 to 2002, annual internet services revenues will increase from $7.5 billion to $29.7 billion and annual frame relay and ATM services revenue will increase from $2.9 billion to $7.6 billion. We are deploying our data-centric network to capitalize on this market opportunity.

   Our target market, the Northeastern and Mid-Atlantic region, represents an attractive opportunity for us because it has a high concentration of telecommunications traffic. According to FCC data, New York and New England had an estimated 7.3 million local business access lines as of December 31, 1997, which generated retail telecommunications revenues of approximately $24.4 billion in 1997. When we expand our business in the remaining portions of the New York-Washington, D.C. corridor, we will increase our addressable market by an estimated 8.4 million local business access lines as of December 31, 1997, which generated approximately $26.3 billion in retail telecommunications revenues in 1997. We are currently targeting the medium and large-sized business segment of our markets. We estimate this segment represents nearly 50% of the total business access lines in our target markets.

Our Competitive Strengths

   Our goal is to be the leading integrated communications provider for medium and larger-sized business customers in our target markets. We believe that the following competitive strengths position us well to achieve this goal:

  . Over 15 years of telecommunications marketing, sales and service experience. We have sold local telecommunications services as an agent since 1984 and have sold long distance and data services under our own brand name since 1994. During this period, we successfully introduced integrated services digital network, or ISDN, frame relay, ATM and other new services in response to technological change. Collectively, our nine-person senior management team has nearly 200 years of telecommunications experience. Six members of this team have worked together at CTC for more than 10 years.

  . Over 250 experienced sales people and network consultants providing personalized sales and customer care. Our sales and service teams consist of a sales executive and a network consultant assigned to each customer. This provides a single, responsive point of contact for all of our customers' service and billing inquiries. Our sales and service teams seek to develop a long-term relationship with customers. We believe that our focus on customer care and our integration of sales and service create higher levels of customer satisfaction. We expect this will lead to better referral and retention rates.

  . A capital-efficient and scalable, all packet-switched network, capable of providing advanced data services. We believe that our state-of-the-art packet-switched network strategy is superior to a circuit-switched strategy for several reasons:

    . our network requires approximately 50-60% less capital and significantly less time to deploy than a circuit-switched network;

    . our network is based on open architecture standards and will allow us to adapt to future technological developments and network innovations;

    . we believe our network will enable us to provide a more advanced and differentiated service offering than other local exchange carriers can provide over their legacy voice switches; and

    . we believe our network will be significantly more cost efficient for ongoing operations and maintenance.

  . Significant experience designing and selling sophisticated data services. We have substantial expertise designing, selling and implementing sophisticated data services including frame relay, point-to-point dedicated high capacity data links, ISDN, ATM and dedicated internet services. Over the last five years, we have sold digital data services to more than 7,000 customer sites, designed and implemented more than 600 wide area data networks and assisted customers in transitioning from point-to-point networks to more advanced frame relay and ATM networks.

  . A broad range of voice and data services incorporated on a single bill. We currently provide local, long distance, data and internet services and intend to provide additional enhanced data services in the future following deployment of our network. We also provide our customers with the convenience of a single bill for all of their telecommunications services. We believe that our ability to deliver a single source solution to our target market is a key element in building our customer base. We also believe this will allow us to increase our share of customers' telecommunications billings and will promote customer retention.

  . Comprehensive, fully integrated billing and operational support systems, or OSS. Over the past decade we have used our extensive experience with the provisioning systems used by incumbent local exchange carriers to develop our comprehensive information systems. Our systems fully integrate and automate all aspects of our business, including marketing, provisioning, finance, facilities management, billing and customer service. This integration facilitates accurate and timely customer care and billing. The system also allows us to provide our customers with a single, integrated bill for multiple services. Our customers can download information about their accounts directly to their own systems through online, near real-time access via the internet. Our information systems electronically interface with most of our major suppliers. In late 1998, we became one of the first competitive local exchange carriers to complete a full electronic data interchange interface with Bell Atlantic. This allows our systems to connect directly with those of Bell Atlantic. We believe that our information systems are a primary reason for our success in provisioning a high volume of access lines during our first five quarters as an integrated communications provider.

  . The ability to expand using our proven operating model for branch offices, sales process, customer service and personnel training. Over the last five years, we have developed a successful and replicable approach to branch expansion. We believe that our standardized approach to opening new branches, our uniform approach to sales and service and our extensive training of new hires will enable us to expand without compromising our solutions-oriented, customer-centric culture. New branch offices are fully integrated with our information systems from the outset. This allows our corporate headquarters to maintain control of quality and productivity across our branch offices while enabling each branch office to operate as an autonomous local sales and service organization.

Our Services

   We offer the following services:

  . Local Telephone Services. We offer connections between customers' telecommunications equipment and the local telephone network, which we currently lease from the incumbent local exchange carriers. For large customers or customers with specific requirements, we integrate customer-owned private branch exchange, or PBX, systems with analog or digital trunks. We also provide all associated call processing features as well as dedicated private lines for both voice and data applications.

  . Long Distance Telephone Services. We offer a full range of domestic and international long distance services, including "1+" outbound calling, inbound toll free service, standard and customized calling plans. We also offer related services such as calling cards, operator assistance and conference calling.

  . High Speed Data Services. We offer a wide array of dedicated and switched high speed digital data services. Dedicated services include digital data services, DS-1 and DS-3, and, Fiber Distributed Data Interface products. Switched or virtual digital services include ISDN, frame relay and ATM products.

  . Internet Services. We offer dedicated high speed internet access and services via digital data services, frame relay and high speed digital transmission links such as T-1 and T-3. In addition, we offer switched digital access to the internet via ISDN. We provide the necessary communications hardware, configuration support and other support services on a 24-hour, 7-day a week basis.

  . Wholesale Services to Internet Service Providers. We provide a full array of local services to internet service providers, or ISPs, including telephone numbers and switched and dedicated access to the internet.

  . Future Service Offerings. Following deployment of the network, we may offer the following additional services: web hosting, e-commerce, data security and storage, application services, systems integration, consulting and network monitoring services, customized virtual private networks and other data, voice and enhanced network products.

Our Integrated Communications Network

   We began deploying the first phase of our state-of-the-art, packet-switched network in January 1999. We believe our network will enable us to improve margins, enhance network and service quality and broaden our range of product offerings. The network is an advanced network, using Cisco BPX(R) and MGX(TM) wide-area switches. Our network will deliver enhanced access services such as traditional dedicated services, frame relay, internet protocol, video and circuit emulation transport services. We believe that our network will ultimately enable us to deliver voice and data services across a single multi-service dedicated connection. We also expect our network to lower customers' overall telecommunications costs and stimulate demand for new high capacity services.

   The first phase of our network includes 22 Cisco advanced data switches and two network operation centers. Our primary network operations center is located in our Waltham, Massachusetts technology center. Our fully redundant back-up network operations center is located in Springfield, Massachusetts. We are interconnecting our facilities with leased transmission capacity over fiber optic cable strands from Level 3

Communications and NorthEast Optic Network. Initially, we have obtained high capacity OC-3 circuits between our switches providing multiple, redundant connections. The initial transmission infrastructure will consist of fiber optic rings with automatic re-routing in either direction covering the southern, western and eastern New England regions. This SONET technology permits full circuit redundancy and route diversity.

   The network will also allow us to take advantage of available technology such as dense wave digital multiplexing, or DWDM, to meet increasing customer demands for reliable, high capacity voice, data and video connectivity. We have also arranged to co-locate our switching hubs in Level 3 Communications and NorthEast Optic Network facilities along selected fiber routes. We expect to work with Cisco to test various new Cisco technologies in our Waltham technology center. We expect this to better position us as an early adopter of developing Cisco technology.

   We intend to access customer locations from our network through our PowerPathSM services. These will include a variety of high capacity, or broadband, technologies, including leased T-1s, DSL service, wireless technologies and fiber optic facilities, as available. Initially, we will offer dedicated long distance and data services over our network. We believe that these services represent over 50% of our target customers' fixed line telecommunications spending. The balance represents local dial tone services which we currently obtain from other carriers. We plan to incorporate local dial tone service into our packet-switching architecture as that technology matures.

   Our network strategy to incorporate local dial tone functionality at a later stage will allow us to simplify the transitioning of existing customers on-net because a disconnection from the incumbent local exchange carrier and reconnection to our network will not be required. To transition our customers on-net, we will simply be required to reprogram our customer's PBX and/or wide area network routers to direct long distance and data traffic to our network. This strategy will also allow our customers to retain their existing phone numbers as well as have the built-in redundancy of the separate physical connection to the incumbent local exchange carrier. At a later stage, using telephone number portability which we expect to be available throughout our territory, we will be able to more easily transition our customers' local dial tone service onto our network.

   The network will include the following data services: point-to-point private line, frame relay, ATM, internet access, virtual private network services for on-net data traffic and network-to-network interface points to other data carrier networks and internet service providers. The network will initially include the following voice services: dedicated long distance and corporate intranet services. We expect that the network will handle the full range of voice services when we integrate local dial tone capabilities into our network.

Sales and Customer Care

   We market telecommunications services by developing long-term business relationships with our customers and offering them comprehensive management of their telecommunications requirements. Each of our customers is assigned a local dedicated team consisting of a sales executive and a network consultant. This team provides a single point of contact for our customer's needs. This team works together with the customer to design, implement and maintain an integrated telecommunications solution. This team also reviews and updates the customer's services on a regular basis. We believe that providing localized, high quality customer care promotes continued sales of new services and reduces customer churn.

   Sales and Service Infrastructure. Our branches are currently staffed with over 300 individuals, representing approximately 80% of our employees. As of June 17, 1999, there were 163 sales executives, 100 network consultants, 26 branch/regional managers and 16 service managers located in 25 sales branches serving markets in Connecticut, Maine, Maryland, Massachusetts, New Hampshire, New York, Rhode Island and Vermont.

   Customer Sales and Service Model. At their first meeting with a prospective customer, our sales executives analyze the customer's current telecommunications usage and costs. Sales executives then outline the range of services and potential savings we offer and make recommendations to optimize the customer's current network. Sales executives also discuss the benefits of our comprehensive customer care program and develop account telemanagement plans designed to balance network expense and utility. Sales executives and network consultants continue to review the customer's telecommunications usage and requirements and update the customer's suite of services and network design. We believe the relationship-intensive approach of assigning sales executives and network consultants to each customer account results in high customer satisfaction and retention rates.

   Our sales executives regularly participate in training programs on subjects such as solution-oriented sales, comprehensive customer care, network design and other technical features of our services. We seek to motivate and retain our sales executives through extensive training and a commission structure that supports our relationship oriented sales and service policies.

   Customer Care. Our network consultants are trained in our service offerings and are responsible for customer care. Network consultants are located in each of our sales branches and are assigned directly to individual customer accounts in direct support of the sales executives. Our localized, multi-step customer care process provides an ongoing and comprehensive service program to our customers. This process ranges from long-term consultative planning to day-to-day handling of service issues.

   Our customer care program is designed to provide prompt action in response to customer inquiries and complaints. The local sales branches are staffed 11 hours a day, 5 days a week. At other times, incoming calls automatically roll over to a central customer care center which is staffed 24 hours a day, 7 days a week. We believe that our network consultants are motivated to provide the highest level of customer care because a significant portion of their compensation is based on customer retention and satisfaction.

Our Information Systems

   Our information systems include five central applications which fully integrate our sales and account management, customer care, provisioning, billing and financial processes. Automation of each of these processes is designed for high transaction volumes, accurate throughput, timely installation, accurate billing feeds and quality customer service. Data entered in one application is generally exported into all other applications. Each branch office is served by a LAN connected via frame relay to the central processor. Our employees have online access to our information systems from their branch desktops or docking stations.

   We also have an electronic interface to most of our major suppliers. When a sales executive places an order for one of these suppliers, our information systems electronically direct it to the appropriate supplier and monitors any delays in provisioning the order. Once the order is provisioned, our information systems automatically remove it from the in-process order file, update the customer's service inventory and network configuration, initiate billing, post the sales executive's commission and update our financial reports.

   Our information systems include the following applications:

  . Account and Sales Management. Our account management application is the hub of our information systems. It stores all of our customer-related information, such as location detail, contact information, transaction history and account profile. Our account management application also automatically exports data to our customized sales application. Our sales application is a fully-integrated database that provides sales personnel with access to information for pricing services, customized sales proposals, customer correspondence, sales performance, referencing methods and procedures, service descriptions, competitive information and historical profiles of our current and prospective customers. These historical profiles include details of installed services, recent transactions and billing history. Our sales system can be used both on- and off-line. All entries made while off-line are automatically updated to the central processor and all relevant data is simultaneously exported to the other central applications each time a salesperson connects to the network.

  . Customer Care. Our network consultants use our account care application to review installed services, make additions, changes and deletions to accounts, initiate and track repair and service work and review past billing for any customer. This closed loop application provides automatic follow up and records all transactions in a customer history file. Service orders and repair requests input in our account care application are automatically exported into our provisioning application.

  . Provisioning. We generally direct customer orders through our provisioning application electronically to our major suppliers. We track these orders through our account care application from initiation through completion. If any delay in provisioning occurs, the proactive nature of this application alerts the sales executive or network consultants who can take corrective action and notify the customer of the delay. Once the order has been filled the information is automatically fed to our billing application.

  . Billing and Customer Interface. Our billing application allows us to provide our customers a single bill for all the services we provide. Our billing application also allows the customer to review historic bill detail, perform customized usage analyses and download information directly to their own accounting applications. Using a secure Web-based application called IntelliVIEW(TM), our customers have near real-time online access to our billing application. Using IntelliVIEW, our customers are able to review and analyze their bills and related information. Customer billing statements are also available on CD ROM, diskette or paper. Paper statements generated by our billing application offer our customers different telemanagement formats.

  . Financial. Data from our billing application is automatically exported to our financial application. Our financial application tracks and prepares reports on sales activity, commissions, branch operations, branch profitability and cash flows. The financial application also compiles this data for our periodic financial reports. In addition, this application provides internal controls for revenue tracking and costing. The integrated nature of our information systems allows us to operate each branch as a separate profit and loss center.

   We are actively upgrading our information systems to a three-tiered client/server architecture in order to support our network. We have selected Oracle's relational database for the first tier, which is our data repository and warehouse. We will vertically integrate our second tier business applications described above with the data repository using a messaging product from TIBCO Corporation. Third tier users, such as customers, vendors, partners and internal users, will access the second tier business applications using either UNIX, Windows 95 or standard browsers. We expect that this three-tiered architecture will allow us to grow and expand our business, replace and upgrade business applications without impacting other applications and provide us with reliable data.

Competition

   We operate in a highly competitive environment. We have no significant market share in any market in which we operate. We will face substantial and growing competition from a variety of data transport, data networking and telephony service providers. We will face competition for the provision of integrated telecommunications services as well for the individual service components that comprise our integrated services. Many of these competitors are larger and better capitalized than we are. Also, many of our competitors are incumbent providers, with long standing relationships with their customers and greater name recognition.

   Bell Atlantic is a competitor for local and data services, and, we expect based on regulatory developments, eventually will be a competitor for long distance services as well. Major competitors in our markets in the provision of integrated telecommunications solutions include WinStar Communications, Inc. and Teligent, Inc. Network Plus is a competitor in our market for the provision of long distance and, to some extent, local services. Competitors for our data services also include AT&T Local (Teleport) and MCI Worldcom (Brooks Fiber and MFS). Our competitors for long distance services include all the major long distance carriers such as AT&T, MCI Worldcom and Sprint.

   In addition, the continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors. Examples of some of these alliances include: Bell Atlantic's proposed acquisition of GTE, SBC's proposed merger with Ameritech, AT&T's acquisition of TCI and proposed acquisition of Media One, US West's proposed merger with Global Crossing, Global Crossing's proposed acquisition of Frontier Corp., Qwest's proposed acquisition of US West and Frontier Corp. and SBC's acquisition of SNET. Many of these combined entities have or will have resources far greater than ours. These combined entities may provide a bundled package of telecommunications products that is in direct competition with our products. These combined entities may be capable of offering these products sooner and at more competitive rates than we can.

   Competition for Provision of Integrated Telecommunications Services. The number of competitors able to provide integrated telecommunications services has increased because of the current regulatory trend toward fostering competition and the continued consolidation of telecommunications service providers. Many facilities-based integrated service providers and long distance carriers have committed substantial resources to building their own networks or to purchasing carriers with complementary facilities. Through these strategies, a facilities-based provider can offer single source local, long distance and data services similar to those that we will offer. The alternative strategies available to these competitors may provide them with greater flexibility and a lower cost structure.

   Once the Regional Bell Operating Companies, or RBOCs, are allowed to offer in-region long distance services under the terms of Section 271 of the Telecommunications Act, they will be in a position to offer local and long distance services similar to the services we offer. No RBOC is currently permitted to provide long distance services for calls originating in their region. We cannot assure you that this will continue to be the case. The FCC must approve RBOC provision of in-region interLATA long distance services and can only do so upon finding that the RBOC has complied with the 14-point checklist outlined in Section 271 of the Telecommunications Act. This 14-point checklist is designed to ensure that RBOC competitors have the ability to provide local telephone services in competition with the RBOC. The FCC has not yet found that any RBOC has complied with the 14-point checklist.

   Although the Telecommunications Act and other federal and state regulatory initiatives will provide us with new business opportunities, as competition increases regulators are likely to provide the incumbent local exchange carriers with more pricing flexibility. Our revenues may be adversely affected if the incumbent local exchange carriers elect to lower their rates and sustain these lower rates over time. We believe that we may be able to offset the effect of lower rates by offering new services to our target customers, but we cannot assure you that this will occur. In addition, if future regulatory decisions give incumbent local exchange carriers increased pricing flexibility or other regulatory relief, such decisions could have a material adverse effect on our business.

   Competition for Provision of Local Exchange Services. In the local exchange market, incumbent local exchange carriers, including RBOCs, continue to hold near-monopoly positions. We also face competition or prospective competition from one or more integrated service providers, and from other competitive providers, including non-facilities-based providers. Many of these competitors are larger and better capitalized than we are. Some carriers have entered into interconnection agreements with incumbent local exchange carriers and either have begun, or in the near future likely will begin, offering local exchange service in each of our markets. Further, as of February 8, 1999, the largest long distance carriers were permitted to bundle local and long distance services. This removes one of our competitive advantages. Other entities that currently offer or are potentially capable of offering switched services include cable television companies, electric utilities, other long distance carriers, microwave carriers, and large customers who build private networks.

   Wireless telephone system operators are also competitors in the provision of local services. Cellular, personal communications service, and other commercial mobile radio services providers may offer wireless services to fixed locations, rather than just to mobile customers. This ability to provide fixed as well as mobile services will enable wireless providers to offer wireless local loop service and other services to fixed locations (e.g., office and apartment buildings) in direct competition with us and other providers of traditional fixed telephone service. In addition, the FCC recently auctioned substantial blocks of spectrum for fixed use including local exchange services. We expect exploitation of this spectrum to increase competition in the local market.

   The World Trade Organization recently concluded an agreement that could result in additional competitors entering the U.S. local and long-distance markets. Under the WTO agreement, the United States committed to open telecommunications markets to foreign-owned carriers. The FCC has adopted streamlined procedures for processing market entry applications from foreign carriers, making it easier for such carriers to compete in the U.S. We cannot predict whether foreign-owned carriers will enter our markets as a result of the WTO agreement.

   Competition for Provision of Long Distance Services. The long distance market is significantly more competitive than the local exchange market. In the long distance market numerous entities compete for the same customers. In addition, customers frequently change long distance providers in response to lower rates or promotional incentives by competitors. This results in a high average rate of customer loss, or churn, in the long distance market. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. Competition in this market will further increase once RBOCs are permitted to offer interLATA long distance services.

   Data and Internet Services. The market for high speed data services and access to the internet is highly competitive. We expect competition in this market to continue to intensify. Our competitors in this market will include internet service providers and other telecommunications companies, including large interexchange carriers and RBOCs. Many of these competitors have greater financial, technological and marketing resources than those available to us. Recently, various RBOCs have filed petitions with the FCC requesting regulatory relief in connection with the provision of their own data services, including DSL services. In response to these petitions, the FCC issued a decision that data services generally are telecommunications services that, when provided by incumbent local exchange carriers, are subject to the unbundling, resale, and other independent local exchange carrier obligations prescribed in Section 251 of the Telecommunications Act. Petitions have been filed with the FCC asking them to reconsider this decision. The FCC also has initiated a proceeding to determine whether independent local exchange carriers will be able to escape their Section 251 obligations by providing data services through "truly" separate affiliates, whether the FCC will require incumbent local exchange carriers to unbundle their DSL equipment and resell DSL services, and whether the FCC will grant RBOCs interLATA relief for the provision of data services. We cannot predict the effect that this proceeding will have on our ability to obtain facilities and services from incumbent local exchange carriers and on the competition that we will face from incumbent local exchange carriers in the data services market.

Government Regulation

   The local and long distance telephony services and, to a lesser extent, the data services we provide are regulated by federal, state, and, to some extent, local government authorities. The FCC has jurisdiction over all telecommunications common carriers to the extent they provide interstate or international communications services. Each state regulatory commission has jurisdiction over the same carriers with respect to the provision of intrastate communications services. Local governments sometimes impose franchise or licensing requirements on telecommunications carriers and regulate construction activities involving public rights-of-way. Changes to the regulations imposed by any of these regulators could have a material adverse effect on our business, operating results and financial condition.

   In recent years, the regulation of the telecommunications industry has been in a state of flux as the United States Congress and various state legislatures have passed laws seeking to foster greater competition in telecommunications markets. The FCC and state utility commissions have adopted many new rules to implement this legislation and encourage competition. These changes, which are still incomplete, have created new opportunities and challenges for us and our competitors. The following summary of regulatory developments and legislation is not intended to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Some of these and other existing federal and state regulations are the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degree, the manner in which this industry operates. We cannot predict the outcome of these proceedings, or their impact on the telecommunications industry at this time.

Federal Regulation

   We are currently not subject to price cap or rate of return regulation at the federal level and are not currently required to obtain FCC authorization for the installation, acquisition or operation of our domestic interexchange network facilities. However, we must comply with the requirements of common carriage under the Communications Act. We are subject to the general requirement that our charges and terms for our telecommunications services be "just and reasonable" and that we not make any "unjust or unreasonable discrimination" in our charges or terms. The FCC has jurisdiction to act upon complaints against any common carrier for failure to comply with its statutory obligations.

   Comprehensive amendments to the Communications Act were made by the Telecommunications Act, which was signed into law on February 8, 1996. The Telecommunications Act effected changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The stated purpose of the Telecommunications Act is to promote competition in all areas of telecommunications. While it may take years for the industry to feel the full impact of the Telecommunications Act, it is already clear that the legislation provides us with new opportunities and challenges.

   The Telecommunications Act greatly expands the interconnection requirements on the incumbent local exchange carriers. The Telecommunications Act requires the incumbent local exchange carriers to:

  . provide physical collocation, which allows companies such as us and other competitive local exchange carriers to install and maintain their own network termination equipment in incumbent local exchange carriers; central offices, and virtual collocation only if requested or if physical collocation is demonstrated to be technically infeasible;

  . unbundle components of their local service networks so that other providers of local service can compete for a wide range of local services customers; and

  . establish "wholesale" rates for their services to promote resale by competitive local exchange carriers.

   In addition, all local exchange carriers must:

  . establish number portability, which will allow a customer to retain its existing phone number if it switches from the local exchange carrier to a competitive local service provider;

  . provide nondiscriminatory access to telephone poles, ducts, conduits and rights-of-way.

  . compensate other local exchange carriers on a reciprocal basis for traffic originated on one local exchange carrier and terminated on the other local exchange carrier.

   The FCC is charged with establishing national guidelines to implement certain portions of the Telecommunications Act. The FCC issued its interconnection order on August 8, 1996. On July 18, 1997, however, the United States Court of Appeals for the Eighth Circuit issued a decision vacating the FCC's pricing rules, as well as certain other portions of the FCC's interconnection rules, on the grounds that the FCC had improperly intruded into matters reserved for state jurisdiction. On January 25, 1999, the Supreme Court largely reversed the Eighth Circuit's order, holding that the FCC has general jurisdiction to implement the local competition provisions of the Telecommunications Act. In so doing, the Supreme Court stated that the FCC has authority to set pricing guidelines for unbundled network elements, to prevent incumbent local exchange carriers from disaggregating existing combinations of network elements, and to establish "pick and choose" rules regarding interconnection agreements. "Pick and choose" rules would permit a carrier seeking interconnection to "pick and choose" among the terms of service from other interconnection agreements between the incumbent local exchange carriers and other competitive local exchange carriers. This action reestablishes the validity of many of the FCC rules vacated by the Eighth Circuit. Although the Supreme Court affirmed the FCC's authority to develop pricing guidelines, the Supreme Court did not evaluate the specific pricing methodology adopted by the FCC and has remanded the case to the Eighth Circuit for further consideration. Thus, while the Supreme Court resolved many issues, including the FCC's jurisdictional authority, other issues remain subject to further consideration by the courts and the FCC. We cannot predict the ultimate disposition of those matters. We also cannot predict the possible impact of this decision on existing interconnection agreements between incumbent local exchange carriers and competitive local exchange carriers or on agreements that may be negotiated in the future.

   Although most of the FCC rules that the Supreme Court was considering were upheld, the Court vacated the FCC's rule that identifies the unbundled network elements that incumbent local exchange carriers must provide to competitive local exchange carriers. The FCC recently initiated a new proceeding to reexamine whether it will identify which unbundled network elements incumbent local exchange carriers must provide, and, if so, how to identify those elements. It is unclear how the FCC will decide this issue or the effect that the FCC's decision will have on our business or operations.

   The FCC recently adopted new rules designed to make it easier and less expensive for competitive local exchange carriers to obtain collocation at incumbent local exchange carrier central offices by, among other things, restricting the incumbent local exchange carriers' ability to prevent certain types of equipment from being collocated and requiring incumbent local exchange carriers to offer alternative collocation arrangements to competitive local exchange carriers. The FCC also initiated a new proceeding to address line sharing, which, if implemented, would allow competitive local exchange carriers to offer data services over the same line that a consumer uses for voice services without the competitive local exchange carrier having to provide the voice service. While we expect that the FCC's new collocation rules will be beneficial to us, we cannot be certain that these new rules will be implemented in a favorable manner. Moreover, incumbent local exchange carriers or other parties may ask the FCC to reconsider some or all of its new collocation rules, or may appeal these rules in federal court. We cannot predict the outcome of these actions or the effect they may have on our business.

   Under the Communications Act, incumbent local exchange carriers have an obligation to negotiate with us in good faith to enter into interconnection agreements. We will need interconnection agreements to provide enhanced connectivity to our network and to provide local dial tone services. If we cannot reach agreement, either side may petition the applicable state commission to arbitrate remaining disagreements. These arbitration proceedings can last up to 9 months. Moreover, state commission approval of any interconnection agreement resulting from negotiation or arbitration is required, and any party may appeal an adverse decision by the state commission to federal district court. The potential cost in resources and delay from this process could harm our ability to compete in certain markets, and there is no guarantee that a state commission would resolve disputes, including pricing disputes in our favor. Moreover, as explained above, the FCC rules governing pricing standards for access to the networks of the traditional telephone companies are currently being challenged in federal court. If the courts overturn the FCC's pricing rules, the FCC may adopt a new pricing methodology that would require us to pay a higher price to traditional telephone companies for interconnection. This could have a detrimental effect on our business.

   The Telecommunications Act permits RBOCs to provide long distance services outside their local service regions immediately, and will permit them to provide in-region long distance service upon demonstrating to the FCC and state regulatory agencies that they have adhered to the Telecommunication Act's 14-point competitive checklist. Some RBOCs have filed applications with various state public utility commissions and the FCC seeking approval to offer in-region interLATA service. Some states have denied these applications while others have approved them. However, to date, the FCC has denied each of the RBOC's applications brought before it because it found that the RBOC had not sufficiently made its local network available to competitors. We anticipate that a number of RBOCs will file additional applications in 1999.

   In May 1997, the FCC released an order establishing a significantly expanded universal service regime to subsidize the cost of telecommunications service to high cost areas, as well as to low-income customers and qualifying schools, libraries, and rural health care providers. Providers of interstate telecommunications services, like us, as well as certain other entities, must pay for these programs. We are also eligible to receive funding from these programs if we meet certain requirements, but we are not currently planning to do so. Our share of the payments into these subsidy funds will be based on our share of certain defined telecommunications end-user revenues. Currently, the FCC is assessing such payments on the basis of a provider's revenue for the previous year. Various states are also in the process of implementing their own universal service programs. We are currently unable to quantify the amount of subsidy payments that we will be required to make and the effect that these required payments will have on our financial condition. Moreover, the FCC's universal service rules remain subject to judicial appeal and further FCC review. Additional changes to the universal service program could increase our costs.

   On November 1, 1996, the FCC issued an order that required nondominant interexchange carriers, like us, to cease filing tariffs for our domestic interexchange services. The order required mandatory detariffing and gave carriers nine months to withdraw federal tariffs and move to contractual relationships with their customers. This order subsequently was stayed by a federal appeals court, and it is unclear at this time whether the detariffing order will be implemented. In June 1997, the FCC issued another order stating that non-dominant local exchange carriers, like us, could withdraw their tariffs for interstate access services provided to long distance carriers. The FCC continues to require that carriers obtain authority to provide service between the United States and foreign points and file tariffs for international service. If the FCC's orders become effective, nondominant interstate services providers will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions under which they offer their interstate services. If we cancel our FCC tariffs as a result of the FCC's orders, we will need to implement replacement contracts which could result in substantial administrative expenses.

   In March 1999, the FCC adopted further rules that, while still maintaining mandatory detariffing, nonetheless require long distance carriers to make specific public disclosures on the carriers' Internet websites of their rates, terms and conditions for domestic interstate services. The effective date for these rules is also delayed until a court decision on the appeal of the FCC's detariffing order.

   Recently, the FCC has determined that both dedicated access and dial-up calls from a customer to an Internet service provider are interstate, not local, calls, and, therefore, are subject to the FCC's jurisdiction. The FCC has initiated a proceeding to determine the effect that this regulatory classification will have on the obligation of a local exchange carrier to pay reciprocal compensation for dial-up calls to internet service providers that originate on one local exchange carrier network and terminate on another local exchange carrier network. Moreover, several states are considering this issue, and one state has held that local exchange carriers do not need to pay reciprocal compensation for calls terminating at internet service providers. In addition, one RBOC has petitioned the FCC for a ruling that telephone-to-telephone calls made over the Internet are subject to regulation as a telecommunications service under the Communications Act. Although the FCC has suggested that such Internet-based telephone-to-telephone calls may be considered a telecommunications service, it has not reached a final decision on that issue. We cannot predict the effect that the FCC's resolution of these issues will have on our business.

   In August 1997, the FCC issued rules transferring responsibility for administering and assigning local telephone numbers from the RBOCs and a few other local exchange carriers to a neutral entity in each geographic region in the United States. In August 1996, the FCC issued new numbering regulations that prohibit states from creating new area codes that could unfairly hinder competitive local exchange carriers by requiring their customers to use 10 digit dialing while existing independent local exchange carrier customers use 7 digit dialing. These regulations also prohibit incumbent local exchange carriers which are still administering central office numbers pending selection of the neutral administrator from charging "code opening" fees to competitors unless they charge the same fee to all carriers including themselves. In addition, each carrier is required to contribute to the cost of numbering administration through a formula based on net telecommunications revenues. In July 1996, the FCC released rules requiring all local exchange carriers to have the capability to permit both residential and business consumers to retain their telephone numbers when switching from one local service provider to another, known as "number portability." In May 1999, the FCC initiated a proceeding to address the problem of the declining availability of area codes and phone numbers. We cannot predict the outcome or the effects of the FCC's resolution of this issue.

   A customer's choice of local or long distance telecommunications company is encoded in a customer record, which is used to route the customer's calls so that the customer is served and billed by the desired company. A user may change service providers at any time, but the FCC and some states regulate this process and require that specific procedures be followed. When these procedures are not followed, particularly if the change is unauthorized or fraudulent, the process is known as "slamming." Slamming is such a significant problem that it was addressed in detail by Congress in the Telecommunications Act, by some state legislatures, and by the FCC in recent orders. The FCC has levied substantial fines for slamming. The risk of financial damage and business reputation from slamming is significant. Even one slamming complaint could cause extensive litigation expenses for us. The FCC recently decided to apply its slamming rules (which originally covered only long distance) to local service as well.

State Regulation

   To the extent that we provide telecommunications services which originate and terminate in the same state, we are subject to the jurisdiction of that state's public service commission. As our local service business and product lines expand, we will offer more intrastate service and become increasingly subject to state regulation. The Telecommunications Act maintains the authority of individual state utility commissions to preside over rate and other proceedings, as discussed above, and impose their own regulation of local exchange and interexchange services so long as such regulation is not inconsistent with the requirements of the Telecommunications Act. For instance, states may impose tariff and filing requirements, consumer protection measures and obligations to contribute to universal service, and other funds.

   We are subject to requirements in some states to obtain prior approval for, or notify the state commission of, any transfers of control, sales of assets, corporate reorganizations, issuances of stock or debt instruments and related transactions. Although we believe such authorizations could be obtained in due course, there can be no assurance that the FCC or state commissions would grant us authority to complete any of these transactions.

   We have state regulatory authority to provide competitive local exchange services and interexchange services in nine states. We also have state regulatory authority to provide interexchange services in approximately 31 additional states. In some states, in which we have or have had de minimis intrastate interexchange revenues, we have not obtained authorization to provide such interexchange services or have allowed such authorization to lapse. We have either subsequently obtained, or are in the process of applying to obtain, the appropriate authorization in these states.

   The Telecommunications Act generally preempts state statutes and regulations that restrict the provision of competitive local services. States, however, may still restrict competition in some rural areas. As a result of this preemption, we will be free to provide the full range of local, long distance, and data services in any state. While this action greatly increases our potential for growth, it also increases the amount of competition to which we may be subject.

Local Government Regulation

   We may be required to obtain from municipal authorities street opening and construction permits to install our facilities in some cities. In some of the areas where we provide service, we are subject to municipal franchise requirements requiring us to pay license or franchise fees either on a percentage of gross revenue, flat fee or other basis. The Telecommunications Act requires municipalities to charge nondiscriminatory fees to all telecommunications providers, but it is uncertain how quickly this requirement will be implemented by particular municipalities in which we operate or plan to operate or whether it will be implemented without a legal challenge.

Properties

   Our headquarters and technology center are located in leased space in Waltham, Massachusetts. We have a back-up network operations center in Springfield, Massachusetts. We also lease offices in eight states. Although we believe that our leased facilities are adequate at this time, we expect to lease a significant number of additional sales facilities in connection with our planned expansion in existing markets and into new markets.

Legal Proceedings

   In December 1997, we terminated our agency contract and filed suit against Bell Atlantic for, among other things, breach of contract, including the failure of Bell Atlantic's retail division to pay agency commissions owed to us. This litigation was settled on February 24, 1999. Under the terms of the settlement, we will receive cash and other consideration. Both parties have agreed to keep the specific terms of the settlement confidential.

Employees

   As of June 17, 1999, we employed 394 persons. None of our employees are represented by a collective bargaining agreement.

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


                                Management

Executive Officers, Directors and Significant Employees

   Our executive officers and directors, and their ages as of June 17, 1999, are as follows:

           Name           Age                Current Office Held
           ----           ---                -------------------
 Robert J. Fabbricatore..  56 Chairman and Chief Executive Officer
 Steven P. Milton........  45 President and Chief Operating Officer
 John D. Pittenger.......  45 Executive Vice President, Chief Financial Officer
                              and Treasurer
 David E. Mahan..........  57 Vice President--Marketing and Strategic Planning
 Michael H. Donnellan....  45 Vice President--Operations
 Thomas Fabbricatore.....  40 Vice President--Marketing
 Anthony D. Vermette.....  38 Vice President--Sales
 Frederick Kunzi.........  47 Vice President and Chief Technology Officer
 Jeffrey C. Lavin........  43 Vice President--Corporate Development
 Katherine D. Courage....  41 Director
 Henry Hermann...........  57 Director
 Kevin J. Maroni.........  36 Director
 J. Richard Murphy.......  55 Director
 Robert A. Nicholson.....  31 Director
 Carl Redfield...........  51 Director
 Richard J. Santagati....  55 Director
 Ralph C. Sillari........  44 Director
 Ralph S. Troupe.........  38 Director

   Robert J. Fabbricatore, a founder of CTC and a director since its inception in 1980, became Chairman of the Board of Directors in March 1983 and served as President from October 1993 to August 1995. Robert J. Fabbricatore is the brother of Thomas Fabbricatore, Vice President--Marketing.

   Steven P. Milton has been employed by CTC since 1984 and has served as President and Chief Operating Officer since August 1995. Prior to that, he held various positions within CTC including Branch Manager, District Manager, Regional Manager and Vice President--Sales and Marketing.

   John D. Pittenger has served as Chief Financial Officer since April 14, 1999, as Executive Vice President--Finance and Administration since April 1998 and as Treasurer and Clerk of CTC since August 1989. Mr. Pittenger served as Vice President--Finance from 1991 until April 1998, and as Chief Financial Officer from 1989 to April 1998.

   David E. Mahan joined CTC in October 1995 as Vice President--Marketing and Strategic Planning. Prior to joining CTC, Mr. Mahan held a number of senior management level positions with NYNEX, including Vice President--Sales Channel Management from 1993 to 1995.

   Michael H. Donnellan has been employed by CTC since 1988 in a number of positions. He was named Vice President--Operations in 1995.

   Thomas Fabbricatore joined CTC in 1982. He was named Vice President-- Regulatory and Electronic Media in 1991, and was named Vice President-- Marketing in November 1998. Thomas Fabbricatore is the brother of Robert J. Fabbricatore.

   Anthony D. Vermette has been employed by CTC in a variety of positions since 1987. Mr. Vermette was named Vice President--Sales in 1996.

   Frederick Kunzi joined CTC as a Vice President and Chief Technology Officer in September 1998. Mr. Kunzi has over 25 years experience in information technology. From 1985 to September 1998, he was employed by Digital Equipment Corporation, most recently as Senior Manager, Global Network Services where he was responsible for Digital's worldwide enterprise network infrastructure.

   Jeffrey C. Lavin joined CTC in June 1998 as Vice President--Corporate Development. Mr. Lavin has 19 years of sales and operational management experience in the telecommunications industry. From December 1996 to May 1998, Mr. Lavin was Vice President of Sales, Americas/Asia Pacific for NovaSoft Systems, Inc., a software development corporation. From 1979 to 1996, Mr. Lavin was employed by Comlink Incorporated, a communication network integrator, most recently as Senior Vice President. Following the acquisition of Comlink in 1996 by Williams Communications, Mr. Lavin served as Vice President and General Manager of Network Systems Integration.

   Katherine D. Courage became a director of CTC in April 1999. Ms. Courage is a Managing Director in the Global Telecommunications and Media Group in the Investment Banking Department of Credit Suisse First Boston, one of the underwriters of this offering. Prior to joining Credit Suisse First Boston in September 1996, Ms. Courage worked at Salomon Brothers Inc for ten years where she was a managing director in the Global Telecommunications Group. Ms. Courage also worked at Merrill Lynch & Co. in the corporate finance department. Ms. Courage currently serves as a director of NorthEast Optic Network, Inc. and Lightpath Technologies, Inc.

   Henry Hermann became a director of CTC in September 1996. Since November 1997, he has operated Hermann Companies, a financial services company. Mr. Hermann is registered as an Investment Advisor with the State of Texas, a Chartered Financial Analyst and, as an independent contractor, offers general securities through SWS Financial. In 1997, he was employed by Kuhns Brothers & Company, Inc., as a principal and Executive Vice President. For the previous nine years, he was employed by WR Lazard, Laidlaw and Luther, Inc., a securities brokerage firm, as Vice President, Securities Analyst and Portfolio Manager. Mr. Hermann has been an NASD Board of Arbitrators Member since 1991.

   Kevin J. Maroni became a director of CTC in April 1998 as one of the two designees of the Series A preferred stockholders. Mr. Maroni is a general partner of Spectrum which he joined in 1994. Spectrum is a leading private equity fund which manages $1 billion of capital for investment in the communications and media industries. Prior to joining Spectrum, he worked at Time Warner Telecommunications and Harvard Management Company. Mr. Maroni is a director of PathNet, Inc., Formus Communications, Inc., WNP Communications, Inc. and American Cellular Corp.

   J. Richard Murphy became a director of CTC in August 1995. Mr. Murphy has been the director of the Corporate Advisory Group of Moody, Cavanaugh and Company, LLP, a North Andover, Massachusetts public accounting firm, since April 1996. Mr. Murphy was an officer, director and principal stockholder from 1990 to 1995 of Arlington Data Corporation, a systems integration company located in Amesbury, Massachusetts; from 1992 to 1996 of Arlington Data Consultants, Inc., a company engaged in the installation and maintenance of computer systems and hardware; and from 1994 to 1996 of Computer Emporium, Inc., a company engaged in processing parking violations for municipalities. In June 1996, Arlington Data Corporation filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

   Robert A. Nicholson is one of the two designees of the Series A preferred stockholders and became a director of CTC in November 1998. Mr. Nicholson joined Spectrum in 1995 as a Vice President and became a partner in July 1998. From 1990 to 1993, Mr. Nicholson was an Associate Consultant and then Consultant at Bain & Company, a leading strategy consulting firm, where he was responsible for strategy and operations projects in the communications industry. Mr. Nicholson currently serves as a Director of Navitar Communications Group, Inc., a Canadian competitive local exchange carrier.

   Carl Redfield became a director of CTC in January 1999. He has been Senior Vice President, Manufacturing and Logistics of Cisco since February 1997. From September 1993 to February 1997 he was Vice President of Manufacturing. Mr. Redfield also is a director of VA Research Inc. and Paragon Electronics Inc.

   Richard J. Santagati became a director of CTC in September 1991. He has been the President of Merrimack College in North Andover, Massachusetts since 1994. From March 1992 to February 1994,

Mr. Santagati was the Chairman of the Board, Chief Executive Officer and President of Artel Communications Corp., a publicly held data communications firm located in Hudson, Massachusetts. Mr. Santagati also serves as a director of Celerity Solutions, Inc., a software company.

   Ralph C. Sillari became a director of CTC in October 1997. Since 1991, Mr. Sillari has been employed by Fleet National Bank where he is currently an Executive Vice President in the Business and Entrepreneurial Services Division.

   Ralph S. Troupe became a director of CTC in May 1999. Since January 1993, Mr. Troupe has been employed by International Network Services, where he is currently Vice President of North American Field Operations, East.

   We currently have ten members on our board of directors: three Class I Directors (Messrs. Hermann, Sillari and Redfield), three Class II Directors (Messrs. Murphy and Santagati and Ms. Courage) and four Class III Directors (Messrs. Fabbricatore, Maroni, Nicholson and Troupe). The terms of the Class I, Class II and Class III directors expire upon the election and qualification of their successors at the annual meetings of stockholders held following the end of fiscal years 2001, 1999 and 2000, respectively.

Director Compensation

   Non-employee directors receive an annual retainer of $10,000. On February 17, 1999, we granted Messrs. Sillari, Murphy and Hermann options to purchase 10,000 shares of our common stock. We also granted Messrs. Nicholson, Maroni and Santagati options to purchase 20,000 shares of our common stock. All of the above options were at a purchase price of $10.125 per share. At the same time we granted Robert Fabbricatore options to purchase 50,000 shares of our common stock at a purchase price of $11.1375, 50,000 shares at a purchase price of $15.00 per share and 50,000 shares at a purchase price of $20.00 per share. On January 19, 1999, we granted Mr. Redfield an option to purchase 40,000 shares of our common stock at a purchase price of $11.25 per share. On April 5, 1999, we granted Ms. Courage an option to purchase 40,000 shares of our common stock at a purchase price of $12.375 per share. On May 5, 1999, we granted Mr. Troupe an option to purchase 25,000 shares of common stock at a purchase price of $18.875 per share.

Committees of the Board of Directors

   Our board of directors has established an audit committee, a compensation committee and a nominating committee.

   The audit committee consists of Messrs. Murphy and Hermann. The audit committee is responsible for reviewing the internal accounting controls of CTC, meeting and conferring with our independent auditors and reviewing the results of the accountants' auditing engagement.

   The compensation committee consists of Messrs. Maroni, Santagati and Murphy. The compensation committee establishes compensation and benefits for our senior executives. The committee also determines the number and terms of stock options granted to employees, directors and consultants under our stock option plans.

   The nominating committee consists of Messrs. Santagati, Murphy and Sillari. The nominating committee recommends candidates for nomination to the board of directors. The committee also reviews and makes recommendations regarding compensation for non-employee directors.

Voting Agreement

   Pursuant to a voting agreement between Robert J. Fabbricatore and some of his affiliates and Spectrum, Mr. Fabbricatore and these affiliates agreed to vote at each annual or special meeting at which directors of CTC are to be elected all of the shares of common stock held by them in favor of two persons designated by a majority of the outstanding shares of Series A preferred stock as nominees for directors, subject to certain limitations based on the number of shares of Series A preferred stock outstanding at any time. As of June 17, 1999, Spectrum owned 657,555 of the 666,666 shares, or 98.6%, of the Series A preferred stock outstanding. Kevin J. Maroni and Robert A. Nicholson, partners of Spectrum and designees of the Series A preferred stockholders, are Class III directors of CTC.

Executive Compensation

   The following table provides summary information concerning compensation of our Chief Executive Officer and each of the four other most highly paid executive officers (the "Named Executive Officers") during the fiscal year ended March 31, 1999:

Summary Compensation Table

                                    Annual Compensation    Long Term Compensation
                                    -------------------- ---------------------------
                           Fiscal                          Securities
                         Year Ended             Annual     Underlying    All Other
                         March 31,    Salary     Bonus   Options (#)(1) Compensation
                         ---------- ---------- --------- -------------- ------------
Robert J.
 Fabbricatore,..........    1999    $  240,000 $  78,000    150,000       $20,900(/2/)
 Chairman and Chief         1998       240,000    60,000    150,000        19,550(/2/)
 Executive Officer          1997       240,000    60,000        --         18,075(/2/)
Steven C. Jones,........    1999       150,000    75,000        --          3,375(/3/)
 Executive Vice President,  1998        12,500       --     300,000           --
 Chief Financial Officer    1997           --        --         --            --
  and Director of
  Corporate
  Development(/4/)
Steven P. Milton,.......    1999       150,000    54,500    100,000         5,625(/3/)
 President and Chief....    1998       100,000    40,000    150,000         4,200(/3/)
 Operating Officer......    1997       100,000    40,000        --          4,075(/3/)

David E. Mahan,.........    1999       110,000    52,000     20,000         4,440(/3/)
 Vice President--           1998       100,000    40,000    260,000         4,075(/3/)
 Marketing and Strategic    1997       100,000    40,000        --          4,075(/3/)
  Planning

John D. Pittenger,......    1999       100,000    62,000     36,000         4,860(/3/)
 Executive Vice             1998        90,000    36,000     80,000         3,900(/3/)
  President--               1997        86,100    34,000        --          3,437(/3/)
 Finance and
  Administration,
 Treasurer and Clerk

--------
(1) On March 20, 1998 we repriced all previously granted options that had an exercise price in excess of $7.19 per share. The 1998 information includes 75,000, 75,000, 130,000 and 40,000 shares underlying options previously granted to Messrs. Fabbricatore, Milton, Mahan and Pittenger that were canceled as a result of the repricing.
(2) Includes 50% matching contributions in the amounts of $4,800, $4,750 and $4,500 in 1999, 1998 and 1997 to the CTC Communications Corp. 401(k) Savings Plan. Also included is the actuarial benefit on the "split-dollar" life insurance policy for the benefit of Mr. Fabbricatore in the amounts of $16,100, $14,800 and $13,575 in 1999, 1998 and 1997.
(3) Includes 50% matching contributions to the CTC Communications Corp. 401(k) Savings Plan.
(4) Mr. Jones began working for CTC on February 27, 1998 and resigned on April 21, 1999. Does not include $135,879 of severance benefits that we paid to Mr. Jones after March 31, 1999.

Option Grants in Last Fiscal Year

   The following table sets forth the aggregate number of stock options granted to each of the Named Executive Officers during the fiscal year ended March 31, 1999. Options are exercisable for our common stock. No options were granted to Mr. Jones in the last fiscal year.

                                                                         Potential Realizable
                           Number of   Percent of                          Value at Assumed
                          Securities  Total Options                         Annual Rate of
                          Underlying   Granted to   Exercise                  Stock Price
                            Options   Employees in    Price   Expiration   Appreciation for
                          Granted (#)  Fiscal Year  ($/Share)    Date         Option Term
                          ----------- ------------- --------- ---------- ----------------------
                                                                             5%         10%
                                                                         ----------  ----------
Robert J. Fabbricatore..    50,000         4.2%       20.00   2/17/2003    (353,882)   (184,679)
                            50,000         4.2%       15.00   2/17/2003    (103,882)     65,321
                            50,000         4.2%      11.138   2/17/2003      89,243     258,446
Steven P. Milton........    33,000           3%       20.00   2/17/2003    (233,562)   (122,996)
                            33,000           3%       15.00   2/17/2003     (68,562)     43,112
                            34,000           3%      10.125   2/17/2003      95,110     210,168
David E. Mahan..........    20,000           2%      10.125   2/17/2003      55,947     123,628
John D. Pittenger.......    36,000           3%      10.125   2/17/2003     100,705     222,531

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth information concerning the exercise of options by the Named Executive Officers during the fiscal year ended March 31, 1999 and the March 31, 1999 aggregate value of unexercised options held by each of the Named Executive Officers.

                                                    Number of Securities    Value of Unexercised
                                                   Underlying Unexercised   in-the-Money Options
                                                      Options at Fiscal    at Fiscal Year End ($)
                                                       Year-End (#)(1)             (1)(2)
                            Shares                 ----------------------- -----------------------
                          acquired on    Value          Exercisable/            Exercisable/
                          exercise(#) Realized ($)      Unexercisable           Unexercisable
                          ----------- ------------ ----------------------- -----------------------
Robert J. Fabbricatore..      --          --            89,806     168,750     445,384     266,625
Steven C. Jones(/3/)....      --          --           150,000     150,000     796,875     796,875
Steven P. Milton........      --          --            79,750     131,250     501,482     312,019
David E. Mahan..........      --          --           100,000     100,000     605,265     474,645
John D. Pittenger.......      --          --            58,000      57,000     420,096     216,360

--------
(1) All shares and amounts, as necessary, have been adjusted to reflect the 25% common stock dividend effected in March 1995, the three-for-two stock split effected in July 1995 and the two-for-one stock split effected in October 1995.
(2) Assumes a fair market value of the Common Stock at March 31, 1999 of $12.375 per share.

(3) In connection with Mr. Jones' resignation in April 1999, we vested an additional 37,500 options and extended the exercise period of his vested options until April 21, 2004.

                    Principal and Selling Stockholders

Common Stock

   The following table sets forth information as of June 17, 1999 with respect to the beneficial ownership of our common stock by:

  . each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

  .  our directors and our Named Executive Officers;

  .  all executive officers and directors as a group; and

  .  each selling stockholder.

   Fleet National Bank is selling 100,000 shares of common stock in the offering and Goldman, Sachs & Co. is selling 200,000 shares of common stock in the offering.

   The following table assumes the issuance of 300,000 shares of common stock on exercise of warrants which selling stockholders have indicated to us they will exercise in order to acquire the shares they are selling in this offering. Based on the information furnished by the beneficial owners of the common stock listed below, we believe that each such stockholder exercises sole voting and investment power with respect to the shares beneficially owned.

                                                            Beneficial Ownership
                                                            --------------------
                                                            Before the After the
     Name                                          Number    Offering  Offering
     ----                                         --------- ---------- ---------
Robert J. Fabbricatore(/1/)...................... 2,830,870    27.0%     20.2%
Spectrum Equity Investors II, L.P.(/2/).......... 1,646,902    13.7%     10.6%
Kevin J. Maroni(/2/)(/3/)........................ 1,646,902    13.7%     10.6%
Robert A. Nicholson(/2/)(/4/).................... 1,652,994    13.7%     10.6%
Fleet National Bank(5)...........................   311,812     2.9%      1.5%
Goldman, Sachs & Co.(/6/)........................   662,600     6.0%      3.2%
Henry Hermann(/7/)...............................   225,755     2.2%      1.6%
Richard J. Santagati(/8/)........................    96,000       *         *
Carl Redfield(/9/)...............................    24,000       *         *
J. Richard Murphy(/10/)..........................    25,167       *         *
Ralph C. Sillari(/11/)...........................     6,334       *         *
Katherine D. Courage(/12/).......................    10,000       *         *
Steven P. Milton(/13/)...........................   489,432     4.7%      3.5%
David E. Mahan(/14/).............................   187,100     1.8%      1.3%
John D. Pittenger(/15/)..........................   263,588     2.5%      1.9%
Steven C. Jones(/16/)............................   237,500     2.2%      1.7%
Ralph S. Troupe(/17/)............................     6,250       *          *
All directors and executive
 officers as a group (13 persons)(/18/).......... 6,378,536    53.4%     41.6%

--------
* Less than 1%.

 (1) Includes 62,498 shares owned by Mr. Fabbricatore as trustee of a trust for his children and 1,133,239 shares as a general partner of a family partnership; also includes 108,556 shares issuable upon exercise of options exercisable within 60 days of June 17, 1999. Mr. Fabbricatore's address is c/o CTC Communications Corp., 360 Second Avenue, Waltham, Massachusetts 02451.

 (2) Includes 187,066 shares issuable upon the exercise of warrants exercisable within 60 days of June 17, 1999 and 1,480,063 shares issuable upon conversion of Series A preferred stock as of June 17, 1999. As partners of Spectrum Equity Investors II, L.P., Mr. Maroni, Mr. Nicholson, William Collatos and Brion B. Applegate may be deemed to be beneficial owners of the shares owned by Spectrum. The address of Spectrum and its partners is One International Place, 29th Floor, Boston, Massachusetts 02110.

 (3) Includes 5,000 shares issuable to Mr. Maroni upon the exercise of options exercisable within 60 days of June 17, 1999.

 (4) Includes 83 shares issuable to Mr. Nicholson upon the exercise of warrants and 5,000 shares issuable upon the exercise of options exercisable within 60 days of June 17, 1999, and 926 shares issuable upon conversion of Series A preferred stock as of June 17, 1999.

 (5) Consists of 311,812 shares issuable upon exercise of a warrant exercisable within 60 days of June 17, 1999. The address of Fleet National Bank is One Federal Street, Boston, MA 02110. Fleet is selling 100,000 shares in the offering. After the offering Fleet will beneficially own warrants to purchase 211,812 shares or 1.5% of our common stock.

 (6) Consists of 662,600 shares issuable upon exercise of a warrant exercisable within 60 days of June 17, 1999. The address of Goldman, Sachs & Co. is 85 Broad St., New York, NY 10004. Goldman Sachs is selling 200,000 shares in the offering. After the offering Goldman Sachs will beneficially own warrants to purchase 462,600 shares or 3.2% of our common stock.

 (7) Includes 9,750 shares held by Mr. Hermann's spouse and 20,167 shares issuable upon the exercise of options exercisable within 60 days of June 17, 1999.

 (8) Includes 21,000 shares issuable to Mr. Santagati upon the exercise of options exercisable within 60 days of June 17, 1999.

 (9) Includes 10,000 shares issuable to Mr. Redfield upon the exercise of options exercisable within 60 days of June 17, 1999.

(10) Includes 24,167 shares issuable to Mr. Murphy upon the exercise of options exercisable within 60 days of June 17, 1999.

(11) Includes 5,834 shares issuable to Mr. Sillari upon the exercise of options exercisable within 60 days of June 17, 1999.

(12) Consists of 10,000 shares issuable to Ms. Courage upon the exercise of options exercisable within 60 days of June 17, 1999.

(13) Includes 4,500 shares owned by Mr. Milton as trustee of a trust for his children and 98,500 shares issuable upon the exercise of options exercisable within 60 days of June 17, 1999.

(14) Includes 120,000 shares issuable to Mr. Mahan upon the exercise of options exercisable within 60 days of June 17, 1999.

(15) Includes 65,000 shares issuable to Mr. Pittenger upon the exercise of options exercisable within 60 days of June 17, 1999.

(16) Includes 187,500 shares issuable to Mr. Jones upon the exercise of options exercisable within 60 days of June 17, 1999.

(17) Includes 6,250 shares issuable to Mr. Troupe upon the exercise of options exercisable within 60 days of June 17, 1999.

(18) Represents directors and executive officers as of June 17, 1999 and includes the shares described in footnotes (1) through (4), and (7) through (15), and (17) above.

Preferred Stock

   As of June 17, 1999, Spectrum Equity Investors II, L.P., owned 657,555 shares, or 98.6%, of the Series A preferred stock outstanding.

              Certain Relationships and Related Transactions

   We lease office space from a trust of which Robert J. Fabbricatore, our Chairman and Chief Executive Officer, is a beneficiary. Until March 1, 1999 we also leased office space from another trust of which Robert J. Fabbricatore is a beneficiary. Rental payments under the leases totaled approximately $392,000 for the last three fiscal years. We also sublease space at our cost to Comm-Tract Corp., a company in which Mr. Fabbricatore is a principal stockholder. Sublease income totaled $306,125 for the last three fiscal years. We also contract with Comm-Tract Corp. for the installation of telephone lines and for the service and maintenance of equipment marketed by CTC. During the last three fiscal years, Comm-Tract Corp. provided us with services, inventory and equipment totaling $829,481. We believe that the payments to the trusts and Comm-Tract Corp. are comparable to the costs for such services, inventory and equipment, and for rentals of similar facilities, which we would be required to pay to unaffiliated individuals in arms-length transactions.

   Carl Redfield, one of our directors, is an executive officer of Cisco. We have purchased, and expect to continue purchasing, most of our network equipment from Cisco. Also, we have entered into a vendor facility with Cisco Capital, an affiliate of Cisco. See "Description of Senior Secured Facilities."

   Ralph Sillari, one of our directors, is an Executive Vice President of Fleet National Bank. We have entered into a senior secured credit facility with Fleet National Bank. See "Description of Senior Secured Facilities."

   Katherine D. Courage, one of our directors, is a Managing Director of Credit Suisse First Boston, one of the underwriters of this offering. Ms. Courage is also a director of NorthEast Optic Network. We have commitments with NorthEast Optic Network for the provision of leased transmission facilities.

   Ralph S. Troupe, who became a director in May 1999, is Vice President of North American Field Operations, East at International Network Services, or INS. We have engaged INS to design, engineer and buildout our network in our existing markets. We have outstanding commitments to INS of approximately
$1 million.

   Goldman Sachs and Fleet National Bank are the selling stockholders in this offering. Goldman Sachs is a beneficial owner of more than five percent of our common stock. Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, and Fleet National Bank are both lenders under our senior secured credit facility. See "Description of Senior Secured Facilities."

                 Description of Senior Secured Facilities

Fleet/Goldman Credit Facility

   As of September 1, 1998, we entered into a senior secured credit facility with Goldman Sachs Credit Partners, L.P., or GSCP, and Fleet National Bank, or Fleet. GSCP and Fleet provided us with a three-year senior secured credit facility consisting of revolving loans in the aggregate amount of up to $75 million. Advances under the facility bear interest at 1.75% over the prime rate. Advances under the facility are secured by a first priority perfected security interest on all of our assets, except that we have the ability to exclude assets we acquire through purchase money financing. In addition, we are required to pay a commitment fee of 0.5% per annum on any unused amounts under the facility. We are also required to pay a monthly line fee of $150,000 per month. In connection with this credit facility we issued to Goldman Sachs & Co. warrants to purchase 662,600 shares of our common stock and to Fleet National Bank warrants to purchase 311,812 shares of our common stock. We may borrow $15 million unconditionally and $60 million based on trailing 120 days accounts receivable collections, reducing to the trailing 90 days of collections by March 31, 2000. If we wish to prepay the loan during the first 18 months we must pay a prepayment penalty of 2% of the aggregate amount of the facility. As of March 31, 1999, we had borrowed $36,145,000 under this credit facility.

   Under this credit facility, we have agreed, among other things, to maintain minimum quarterly net revenues, to achieve minimum EBITDA targets for rolling six-month periods measured at the end of each fiscal quarter and to achieve a minimum quarterly target of provisioned ALEs.

   We have also agreed that we will not, without the prior written consent of the lenders, with various exceptions:

  .  create, incur or assume any secured indebtedness,

  .  create, incur or assume any liens,

  . enter into any merger, consolidation, reorganization, recapitalization or reclassification of our stock,

  .  sell, lease, assign, transfer or otherwise dispose of any of our assets,

  . declare or pay any cash dividends or purchase, acquire or redeem any of our stock,

  . make, acquire or incur any liabilities in connection with the acquisition of any entity or the acquisition of all or substantially all of the assets of any entity,

  . make capital expenditures in excess of $32 million for the period from September 1, 1998 to March 31, 2000 and $87 million for the period from April 1, 2000 through September 1, 2001.

  Events of default under this credit facility include:

  .  failure to make payments on the loan,

  .  failure to observe various covenants,

  .  insolvency proceedings,

  .  the filing of any governmental liens in an amount exceeding $2 million,

  .  the filing of any judgment liens in an amount exceeding $2 million,

  .  default on a material agreement with obligations exceeding $2 million,

  . payment of any subordinated indebtedness, except as specifically permitted,

  . any material misrepresentation or misstatement in any warranty or representation,

  .  the limitation or termination of any guaranty, or

  . the occurrence of a change of control, except in connection with the reorganization.

Cisco Capital Vendor Facility

   On October 14, 1998, we entered into a three-year vendor facility for up to $25 million with Cisco Capital. We have agreed to a three year, $25 million total volume purchase commitment of Cisco equipment and services. Cisco Capital has agreed to advance funds as these purchases occur. We can also use the facility for working capital costs associated with the integration and operation of Cisco solutions and related peripherals.

   Under the terms of the vendor facility and an intercreditor agreement between Cisco Capital and GSCP, we have agreed to give Cisco Capital a senior security interest in all products Cisco provides to us or other products purchased with the proceeds of the first $15 million advanced under the facility and a subordinate security interest in all of our other assets. We are required to repay 5% of the outstanding amount of the first $15 million of indebtedness advanced under the facility at the end of each of the ninth, tenth and eleventh quarterly periods during the term of the facility. We are required to pay interest on funds advanced under the facility at an annual rate of 12.5%. In addition to other amounts, we are also required to pay a commitment fee of .50% per annum on any unused amounts under the facility.

   This vendor facility limits or restricts, except as permitted under our senior secured credit facility and other than other various exceptions, our ability to: merge with or acquire all of the assets of any entity; sell or dispose of assets; purchase or otherwise acquire the capital stock or assets of any person, or extend any credit to any person; declare or pay any cash dividends; or redeem or purchase any capital stock.

   This vendor facility also limits or restricts, among other things, our ability to: incur additional indebtedness; amend, modify or waive some provisions of our senior secured facility; voluntarily repay any subordinated debt; or amend or modify any document or instrument governing subordinated debt. Events of default under the vendor facility include:

  .  failure to make payments on the loan,

  .  any representation or warranty is incorrect when made or deemed made,

  .  failure to perform or observe our covenants,

  .  insolvency proceedings,

  . failure to pay any amounts due or observe any covenants under our senior secured facility or other indebtedness in an amount over $2 million which failure results in the acceleration of such indebtedness,

  . failure to pay under, or be in breach of, any other agreement with Cisco, Cisco Capital, or their subsidiaries,

  . failure of any guarantor to perform or observe any covenant contained in any guaranty,

  .  any event of default in any other loan documents as defined therein,

  . revocation of any consent, authorization or other approval necessary to enable us to borrow under the vendor facility,

  .  the occurrence of a change of control, as defined therein,

  . any payment of indebtedness subordinated to the vendor facility, except as expressly permitted,

  .  the entrance of various judgments against us.

                      Holding Company Reorganization

   Shortly after the closing of this offering, we expect to complete a reorganization into a holding company structure. We are a Massachusetts corporation. As a result of the reorganization, we will become a wholly owned subsidiary of CTC Communications Group, a Delaware corporation. CTC Communications Group was formed by us for this purpose and has no other business. We will complete the merger by causing CTC-Newco, a subsidiary of CTC Communications Group organized for this purpose, to merge into us. All of our issued and outstanding common and preferred stock, including the common stock offered by this prospectus, will be converted into the same number of shares of common and preferred stock of CTC Communications Group. CTC Communications Group's business will initially consist of owning all of our common stock. We will continue to carry on our existing business. Our directors and some executive officers will continue as directors and executive officers of CTC Communications Group. Following the reorganization, CTC Communications Group will pledge our shares to the lenders under the credit facility with GSCP and Fleet.

                       Description of Capital Stock

   The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of the capital stock contained in our amended and restated articles of organization, the certificate of designation for the Series A preferred stock, and our amended and restated by-laws.

   The authorized capital stock of the Company consists of 25,000,000 shares of common stock and 1,000,000 shares of preferred stock. The common stock has a par value of $.01 per share and the preferred stock has a par value of $1.00 per share. We have designated 666,666 shares of our preferred stock as Series A convertible preferred stock.

   As of June 17, 1999, there were 10,376,974 shares of our common stock outstanding, and after the offering there will be 13,876,974 shares outstanding. On that date our common stock was held by 497 stockholders of record. As of June 17, 1999, options to purchase 3,615,809 shares of our common stock were outstanding and warrants to purchase 1,288,071 shares of our common stock were outstanding. Of these warrants, warrants to purchase 300,000 shares are expected to be exercised by selling stockholders in connection with this offering. As of June 17, 1999, 666,666 shares of our Series A preferred stock were outstanding.

Common Stock

   The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. After the payment of any required preferential amounts to the holders of any outstanding preferred stock, holders of common stock are entitled to receive dividends that may be declared by the board of directors. In the event of the liquidation, dissolution or winding up of CTC, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the payment of any required preferential amounts to the holders of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

   Each share of our Series A preferred stock accrues a dividend in an amount equal to an annual rate of 9% of the $18.00 per share purchase price per annum compounding every six months. This dividend is payable upon redemption, liquidation or conversion of the Series A preferred stock. The holders of a majority of the Series A preferred stock may elect to cause us to redeem the Series A preferred stock after April 9, 2003. Upon any liquidation, dissolution or winding up of CTC, holders of the Series A preferred stock will be entitled to receive the payment of a preferential amount, before any distribution or payment is made with respect to any junior class of our capital stock. The preference amount payable for each share of our Series A preferred stock will be an amount in cash equal to the greater of:

  . the purchase price plus all accrued dividends through the date of payment, or

  . the purchase price plus all accrued dividends plus an acceleration of the dividend due through April 9, 2003. Prior to any liquidation, dissolution or winding up of CTC, the Series A preferred stock will automatically convert into common stock if the liquidation amount is less than the amount the holder of Series A preferred stock would have received had the holder converted to common stock.

   The Series A preferred stock can be converted into common stock. In addition, we have the right to convert the Series A preferred stock. We can convert the Series A convertible preferred stock prior to April 10, 2002, if the trading price of our common stock is at least $27.00 for thirty consecutive trading days. After April 10, 2002, we can convert the Series A convertible preferred stock if the trading price of our common stock is at least $9.00 for thirty consecutive trading days. On the date of issuance, the 666,666 shares of Series A preferred stock were convertible into 1,333,332 shares of our common stock. The number of shares of common stock into which the Series A preferred stock can be converted increases by an amount equal to the accrued dividend divided by $9.00. The number of shares of common stock also adjusts on some issuances of common stock, or securities convertible into or exercisable for common stock, that would dilute the economic interest of the holders of the Series A preferred stock. Holders of the Series A preferred stock are entitled to a number of votes equal to the lesser of

  . the whole number of shares of common stock they would receive if they converted their Series A preferred stock plus the number of warrants they hold that were issued with the preferred stock and

  . the number of shares of Series A preferred stock they hold multiplied by 2.476.

For example, on June 17, 1999, the aggregate accrued dividend on the Series A convertible preferred stock was $1,320,573. Dividing this accrued dividend by $9.00 equals 146,730, or the number of additional shares of common stock issuable upon conversion of the Series A convertible preferred stock. In connection with the issuance of the Series A convertible preferred stock CTC issued warrants to purchase an aggregate of 133,333 shares of its common stock. The sum of the shares issuable on conversion of the Series A convertible preferred stock, or 1,480,063, plus the 133,333 warrant issued with the Series A convertible preferred stock is 1,613,396. Because this number is less than 666,666 multiplied by 2.476, the number of votes the holders of the Series A convertible preferred stock are entitled to on June 17, 1999 is 1,613,396. Except as required by law or the certificate of designation, the holders of Series A preferred stock vote with the holders of the common stock as a single class.

   Our board of directors may issue the 333,334 shares of authorized but unissued preferred stock from time to time in one or more series. The rights, preferences, privileges and restrictions of the different series may be determined by our board of directors without any further vote or action by the stockholders. Accordingly, our board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control.

Registration Rights

   Under the terms of a registration rights agreement with the purchasers of the Series A preferred stock, those purchasers can request that we register their sale of the shares of common stock issuable upon exercise of the warrants or upon conversion of the Series A preferred stock under the Securities Act. Toronto Dominion, Relational Funding Corporation, Goldman Sachs and Fleet have similar registration rights under the terms of warrants we issued to them.

Certain Provisions of our Charter and Bylaws

   Our charter and bylaws, and the charter and bylaws of CTC Communications Group if the reorganization is completed, may prevent, discourage or delay any change in the control of CTC or CTC Communications Group and may make it more difficult to remove the board and management. Our and CTC Communications Group's board has the authority to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of CTC or CTC Communications Group. Our and CTC Communications Group's bylaws provide for three classes of directors serving for staggered three-year terms. Directors can be removed only for cause and only by either a vote of not less than a majority of the total number of votes of our outstanding capital stock entitled to elect directors, or by the vote of a majority of the directors. These provisions could also impede the success of any attempt to acquire control of CTC or CTC Communications Group.

   Our and CTC Communications Group's bylaws establish procedures for stockholders to nominate directors or bring other matters to a vote by our stockholders at a meeting, including advance notice procedures. In general, notice must be received at least 60 and no more than 90 days prior to the meeting. This notice must contain specified information concerning the stockholder submitting the proposal. Such procedures also authorize regulation of the order of business and conduct of stockholder meetings, the authority of the presiding officer and attendance at such meetings. These provisions can be amended only by a majority of the directors or by a majority of votes of our outstanding capital stock at a meeting held for the purpose of considering the amendment. The provisions could make it more difficult for a third party to acquire control of our or CTC Communications Group's board. In addition, these provisions could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock and may make more difficult or discourage a takeover of CTC or CTC Communications Group.

Massachusetts Anti-Takeover Laws

   We are subject to the Massachusetts Business Combination Statute. This statute prohibits a publicly-held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder, unless:

  . prior to such time, the board of directors of the corporation approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 90% of the outstanding voting stock (excluding shares held by persons who are both directors and officers of the corporation and employee stock plans), or

  . on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   A "business combination" generally includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates, owns, or within three years, owned, 5% or more of the corporation's voting stock.

   Our bylaws provide that Chapter 110D of the Massachusetts General Laws does not apply to us. However, our board may in the future amend the bylaws to become subject to the statute. In general, if Chapter 110D were applicable to us, any person or entity that acquired 20% or more of our outstanding voting stock could not vote that stock unless authorized by our other stockholders.

   Our board is permitted under Massachusetts law to consider noneconomic factors, such as employee welfare, suppliers, creditors, customers, the economy of the state, region and nation, community and societal consideration and long-term and short-term corporate and stockholder interests when considering business combinations as defined in the Business Combination Statute.

Delaware Anti-Takeover Laws

   If the reorganization is completed, CTC Communications Group will be subject to Section 203 of the Delaware General Corporation Law. This statute will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three-years after the time of the transaction in which one person became an interested stockholder, unless:

  . the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by our board of directors before the stockholder became an interested stockholder,

  . upon consummation of the transaction that made the stockholder an interested stockholder, the interested stockholder owns at least 85% of the voting stock missing language owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer, or

  . the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock, other than voting stock owned by the interested stockholder.

   A "business combination" generally includes mergers or consolidations between us and an interested stockholder, transactions with an interested stockholder involving our assets or stock or assets or stock of our majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock.

   An "interested stockholder" generally includes those stockholders who become beneficial owners of 15% or more of our voting stock, together with affiliates or associates of that stockholder.

Limitation of Liability of Directors and Indemnification of Directors and Officers

   Our charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper benefit. Our bylaws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers.

Transfer Agent and Registrar

   Boston EquiServe L.P. is the transfer agent and registrar for the common stock.

                               Underwriting

   Under the underwriting agreement, which will be filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc. and Credit Suisse First Boston Corporation are acting as representatives, have each agreed to purchase from us and from the selling stockholders the respective number of shares shown opposite its name below:

                                                                       Number of
   Underwriters                                                         Shares
   ------------                                                        ---------
   Lehman Brothers Inc................................................
   Credit Suisse First Boston Corporation.............................
                                                                       ---------
     Total............................................................ 3,500,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of the common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 525,000 additional shares at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $    per share. The
underwriters and selling group members may allow a discount of $    per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table shows the per share and total public offering price, underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                             Per  Without  With
                                                            Share Option  Option
                                                            ----- ------- ------
Public offering price......................................  $      $      $
Underwriting discount......................................  $      $      $
Proceeds, before expenses, to our company..................  $      $      $

   We have agreed, subject to various exceptions, that we will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock without the prior written consent of Lehman Brothers Inc. for a period of 90 days after the date of this prospectus. In addition, our officers, directors, selling stockholders and certain other stockholders are entering into similar agreements. These agreements also apply to common stock or securities convertible into or exchangeable or exercisable for common stock of CTC Communications Group, assuming the holding company reorganization is consummated.

   We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   Our shares are traded on The Nasdaq National Market under the symbol "CPTL."

   Until the distribution of the shares is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the shares. These transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the shares.

   The underwriters may create a short position in the shares in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing shares in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option.

   The representatives may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriters' short position or to stabilize the price of the shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

   In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

   Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

   This prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of the shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus in the province or territory of Canada in which such offer or sale is made.

   The shares offered in this prospectus are only being registered for offering in the United States. No action will be taken by us or by the underwriters in any other jurisdiction where action is required to permit a public offering of the shares offered in this prospectus. People who obtain this prospectus are required by us and by the underwriters to inform themselves about and to observe any restrictions on the offering of the shares and the distribution of this prospectus.

   Purchasers of the shares offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

   In connection with the offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The Nasdaq National Market in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of our common stock in the offering.

   Katherine D. Courage, a Managing Director of Credit Suisse First Boston Corporation, is one of our directors.

                               Legal Matters

   The validity of the shares of common stock offered hereby will be passed upon for CTC by Ropes & Gray, Boston, Massachusetts, and for the underwriters by Latham & Watkins, Washington, D.C.

                                  Experts

   The financial statements of CTC at March 31, 1999 and 1998, and for each of the three years in the period ended March 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                    Where You Can Find More Information

   We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered under this prospectus. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information about CTC and the common stock offered under this prospectus, you should review the registration statement and the exhibits and schedules filed as a part of the registration statement. Descriptions of contracts or other documents referred to in this prospectus are not necessarily complete. If the contract or other document is filed as an exhibit to the registration statement, you should review that contract or document. You should be aware that when we discuss these contracts or documents in the prospectus we are assuming that you will read the exhibits to the registration statement for a more complete understanding of the contract or documents.

   We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following regional offices of the Securities and Exchange Commission: 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Securities and Exchange Commission's home page on the internet at http://www.sec.gov.

                         CTC Communications Corp.

                       Index to Financial Statements

Audited Financial Statements
Report of Independent Auditors............................................  F-2
Balance Sheets as of March 31, 1999 and 1998..............................  F-3
Statements of Operations for the years ended March 31, 1999, 1998 and
 1997.....................................................................  F-4
Statements of Stockholders' Equity (Deficit) for the years ended March 31,
 1999, 1998 and 1997......................................................  F-5
Statements of Cash Flows for the years ended March 31, 1999, 1998 and
 1997.....................................................................  F-6
Notes to Financial Statements.............................................  F-7

                      Report of Independent Auditors

Board of Directors

CTC Communications Corp.

  We have audited the accompanying balance sheets of CTC Communications Corp., as of March 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CTC Communications Corp. at March 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

May 19, 1999

Boston, Massachusetts

                         CTC Communications Corp.

                              Balance Sheets

                                                             March 31,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
                       Assets
Current Assets:
  Cash and cash equivalents.......................... $ 2,254,258  $ 2,167,930
  Accounts receivable, less allowance for doubtful
   accounts of $1,717,000 and $492,000 in 1999 and
   1998, respectively................................  19,200,931   17,288,183
  Prepaid commissions................................   2,500,000      287,300
  Prepaid expenses and other current assets..........   1,022,198      504,436
  Amounts due from officers and employees............      55,572       84,754
  Income taxes receivable............................   2,512,310    2,152,579
                                                      -----------  -----------
Total current assets.................................  27,545,269   22,485,182
Property and equipment:
  Property and equipment.............................  49,417,689   13,376,970
  Accumulated depreciation and amortization ......... (11,959,766)  (6,837,683)
                                                      -----------  -----------
                                                       37,457,923    6,539,287
Deferred income taxes................................     --         1,834,000
Deferred financing costs, net of amortization........   4,294,568      --
Other assets.........................................     104,085      108,885
                                                      -----------  -----------
                                                      $69,401,845  $30,967,354
                                                      ===========  ===========
   Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
  Accounts payable and accrued expenses.............. $27,439,488  $ 8,958,476
  Accrued salaries and related taxes.................   1,656,367      756,159
  Current portion of obligations under capital
   leases............................................   3,230,077      231,796
  Current portion of notes payable...................   1,705,141    1,196,400
                                                      -----------  -----------
Total current liabilities............................  34,031,073   11,142,831
Obligations under capital leases, net of current
 portion.............................................   8,004,366    1,114,277
Notes payable to banks, net of current portion.......  53,917,603    7,130,671
Commitments and contingencies
Series A Redeemable Convertible Preferred Stock, par
   value $1.00 per share; authorized 1,000,000
   shares, 726,631 and no shares issued and
   outstanding at March 31, 1999 and 1998,
   respectively (liquidation preference $18,640,023
   at March 31, 1999)................................  12,949,129      --
Stockholders' equity (deficit):
  Common Stock, par value $.01 per share; authorized
   25,000,000 shares, 10,352,513 and 9,980,661 shares
   issued and outstanding at March 31, 1999 and 1998,
   respectively......................................     103,525       99,806
  Additional paid-in capital.........................   7,175,076    5,245,704
  Deferred compensation..............................    (212,410)    (318,410)
  Retained earnings (deficit) ....................... (46,535,492)   6,688,300
                                                      -----------  -----------
                                                      (39,469,301)  11,715,400
  Amounts due from stockholders......................     (31,025)    (135,825)
                                                      -----------  -----------
Total stockholders' equity (deficit)................. (39,500,326)  11,579,575
                                                      -----------  -----------
                                                      $69,401,845  $30,967,354
                                                      ===========  ===========

                          See accompanying notes.

                         CTC Communications Corp.

                         Statements of Operations

                                                Year Ended March 31,
                                        --------------------------------------
                                            1999         1998         1997
                                        ------------  -----------  -----------
Revenues:
  Telecommunications revenue..........  $ 70,963,692  $16,171,716  $11,094,838
  Agency commission revenue...........       --        24,775,420   29,195,261
                                        ------------  -----------  -----------
                                          70,963,692   40,947,136   40,290,099
Operating Costs and Expenses:
  Cost of telecommunications
   revenues...........................    61,865,904   14,038,565    8,709,122
  Selling, general and administrative
   expenses...........................    57,663,458   31,491,963   23,819,714
                                        ------------  -----------  -----------
                                         119,529,362   45,530,528   32,528,836
                                        ------------  -----------  -----------
Income (loss) from operations.........   (48,565,670)  (4,583,392)   7,761,263
Other Income (Expense):
  Interest income.....................       184,312      145,012      201,369
  Interest expense....................    (5,219,350)    (106,465)     (17,753)
  Other...............................        77,724      174,395       15,052
                                        ------------  -----------  -----------
                                          (4,957,314)     212,942      198,668
                                        ------------  -----------  -----------
Income (loss) before income taxes.....   (53,522,984)  (4,370,450)   7,959,931
Income tax expense (benefit)..........    (1,527,000)  (1,486,000)   3,277,000
                                        ------------  -----------  -----------
Net income (loss).....................  $(51,995,984) $(2,884,450) $ 4,682,931
                                        ============  ===========  ===========
Net Income (Loss) per Common Share:
  Basic...............................  $      (5.24) $     (0.29) $      0.49
                                        ============  ===========  ===========
  Diluted.............................  $      (5.24) $     (0.29) $      0.43
                                        ============  ===========  ===========
Weighted Average Number of Shares Used
 in Computing Net Income (Loss) per
 Common Share:
  Basic...............................    10,130,701    9,886,000    9,600,000
                                        ============  ===========  ===========
  Diluted.............................    10,130,701    9,886,000   10,773,000
                                        ============  ===========  ===========

                          See accompanying notes.

                         CTC Communications Corp.

               Statements of Stockholders' Equity (Deficit)

                             Common Stock       Additional                 Retained                 Amounts
                         ---------------------   Paid-In      Deferred     Earnings    Treasury     Due From
                           Shares    Par Value   Capital    Compensation  (Deficit)      Stock    Stockholders    Total
                         ----------  ---------  ----------  ------------ ------------  ---------  ------------ ------------
Balance at March 31,
 1996...................  9,584,122  $ 95,841   $4,644,988   $    --     $  4,889,819  $    --     $(135,825)  $  9,494,823
 Issuance of stock
  pursuant to employee
  stock purchase plan...      8,714        87       70,088       --           --          --           --            70,175
 Exercise of employee
  stock options.........     36,571       366       43,378       --           --          --           --            43,744
 Net income.............     --         --          --           --         4,682,931     --           --         4,682,931
                         ----------  --------   ----------   ---------   ------------  ---------   ---------   ------------
Balance at March 31,
 1997...................  9,629,407    96,294    4,758,454       --         9,572,750     --        (135,825)    14,291,673
 Issuance of stock
  pursuant to employee
  stock purchase plan...      9,844        98       71,662       --           --          --           --            71,760
 Exercise of employee
  stock options.........    376,387     3,764      347,222       --           --          --           --           350,986
 Acquisition of treasury
  stock.................     --         --          --           --           --        (271,072)      --          (271,072)
 Retirement of treasury
  stock.................    (34,977)     (350)    (270,722)      --           --         271,072       --           --
 Deferred compensation..     --         --         339,088    (318,410)       --          --           --            20,678
 Net loss...............     --         --          --           --        (2,884,450)    --           --        (2,884,450)
                         ----------  --------   ----------   ---------   ------------  ---------   ---------   ------------
Balance at March 31,
 1998...................  9,980,661    99,806    5,245,704    (318,410)     6,688,300     --        (135,825)    11,579,575
 Issuance of stock
  pursuant to employee
  stock purchase plan...     14,700       147       98,252       --           --          --           --            98,399
 Exercise of employee
  stock options.........    366,482     3,665      235,806       --           --          --         (31,025)       208,446
 Acquisition of treasury
  stock.................     --         --          --           --           --        (107,462)      --          (107,462)
 Retirement of treasury
  stock.................     (9,330)      (93)    (107,369)      --           --         107,462       --           --
 Deferred compensation..     --         --          --         106,000        --          --           --           106,000
 Receipt of amounts due
  from stockholders.....     --         --          --           --           --          --         135,825        135,825
 Issuance of common
  stock purchase
  warrants..............     --         --       1,702,683       --           --          --           --         1,702,683
 Preferred stock
  dividend..............     --         --          --           --        (1,079,364)    --           --        (1,079,364)
 Accretion of offering
  costs related to
  Series A Redeemable
  Convertible Preferred
  Stock.................     --         --          --           --           (28,000)    --           --           (28,000)
 Accretion of warrants
  related to Series A
  Redeemable Convertible
  Preferred Stock...         --         --          --           --          (120,444)    --           --          (120,444)
 Net loss...............     --         --          --           --       (51,995,984)    --           --       (51,995,984)
                         ----------  --------   ----------   ---------   ------------  ---------   ---------   ------------
Balance at March 31,
 1999................... 10,352,513  $103,525   $7,175,076   $(212,410)  $(46,535,492) $    --     $ (31,025)  $(39,500,326)
                         ==========  ========   ==========   =========   ============  =========   =========   ============

                          See accompanying notes.

                         CTC Communications Corp.

                         Statements of Cash Flows

                                                Year Ended March 31,
                                        --------------------------------------
                                            1999         1998         1997
                                        ------------  -----------  -----------
Operating Activities
  Net income (loss).................... $(51,995,984) $(2,884,450) $ 4,682,931
  Adjustments to reconcile net income
   (loss) to net cash provided by (used
   in)
   operating activities:
    Depreciation ......................    3,785,827    1,283,509      742,895
    Amortization.......................    2,440,217      134,357      --
    Provision for doubtful accounts....    4,988,698    1,421,000      316,669
    Deferred income taxes..............    1,834,000   (1,268,000)    (289,000)
    Stock-based compensation...........      106,000       20,678      --
    Gain on sale of property and
     equipment.........................      --          (143,333)     --
  Changes in operating assets and
   liabilities:
    Accounts receivable................   (6,901,446)  (7,804,363)  (4,664,260)
    Prepaid commissions................   (2,212,700)     --           --
    Prepaid expenses and other current
     assets............................     (517,762)    (382,937)    (123,789)
    Amounts due from officers and
     employees.........................       29,182      --           --
    Income taxes receivable............     (359,731)  (2,152,579)      21,125
    Other assets.......................   (3,831,046)       4,800        4,800
    Accounts payable and accrued
     expenses..........................   18,481,012    4,052,394    2,657,149
    Accrued salaries and related
     taxes.............................      900,208      --           --
    Accrued income taxes...............      --          (225,948)     225,948
    Deferred revenue and other.........      --            (6,588)      (2,714)
                                        ------------  -----------  -----------
  Net cash provided by (used in)
   operating activities................  (33,253,525)  (7,951,460)   3,571,754
Investing Activity
  Additions to property and equipment..   (6,282,234)  (4,765,025)  (1,221,879)
                                        ------------  -----------  -----------
  Net cash used in investing activity..   (6,282,234)  (4,765,025)  (1,221,879)
Financing Activities
 Proceeds from issuance of Series A
  Redeemable Convertible Preferred
  Stock, net of
  offering costs.......................   11,861,321      --           --
 Proceeds from issuance of common
  stock................................      230,408      151,674      113,919
 Amounts due from stockholders, net....      104,800      --           --
 Borrowings under notes payable........   51,455,924    8,327,071      --
 Repayment of notes payable............  (23,171,071)     --           --
 Repayment of capital lease
  obligations..........................     (859,295)     --           --
                                        ------------  -----------  -----------
 Net cash provided by financing
  activities...........................   39,622,087    8,478,745      113,919
                                        ------------  -----------  -----------
Increase (decrease) in cash and cash
 equivalents...........................       86,328   (4,237,740)   2,463,794
Cash and cash equivalents at beginning
 of year...............................    2,167,930    6,405,670    3,941,876
                                        ------------  -----------  -----------
Cash and cash equivalents at end of
 year.................................. $  2,254,258  $ 2,167,930  $ 6,405,670
                                        ============  ===========  ===========
Supplemental disclosure of cash flow
 information:
 Cash paid for interest................ $  2,666,613  $    57,886  $    16,253
 Cash paid (received) for income
  taxes................................ $ (3,001,000) $ 2,160,527  $ 3,318,000


Noncash investing and financing
 activities:
 Receipt of common stock in exercise
  of stock options..................... $    107,462  $   271,072  $      --
 Network and related equipment
  acquired under capital leases........ $ 10,747,665  $ 1,343,573  $      --
 Network and related equipment
  acquired under notes payable......... $ 19,010,755  $      --    $      --
 Common stock purchase warrants issued
  in connection with notes payable and
  Series A Redeemable Convertible
  Preferred Stock...................... $  1,702,683  $      --    $      --

                          See accompanying notes.

                         CTC Communications Corp.

                       Notes to Financial Statements

                              March 31, 1999

1. Nature of Business

 The Company

   CTC Communications Corp. (the "Company") is an integrated communications provider ("ICP"), which offers voice and data services predominantly to medium and larger-sized business customers in New England and New York State. Prior to becoming an ICP in January 1998, the Company had been a sales agent for Bell Atlantic Corp. ("Bell Atlantic") since 1984. The Company has also offered long distance and data services under its own brand name since 1994. In late 1998, the Company began deploying a packet-switched network in its existing markets. The Company operates in a single industry segment providing telecommunication service to medium to large-sized business customers.

   As the Company continues to deploy its network, further penetrates its existing region and expands into new markets throughout the Boston--Washington, D.C. corridor, the Company will need significant additional capital. The Company believes that the proceeds of the $5,000,000 preferred stock commitment described in Note 10 and the availability under the unsecured facility described in Note 7 together with cash on hand and the amounts expected to be available under its bank, lease and vendor financing arrangements will be sufficient to fund its planned capital expenditures, working capital and operating losses for at least the next 12 months. During this period the Company will seek to raise additional capital through the issuance of debt or equity securities, the timing of which will depend on market conditions. The Company may also seek to raise additional capital through vendor financing, equipment lease financing or bank loans.

   There can be no assurance that additional financing will be available on terms acceptable to the Company when needed. The agreements governing its existing indebtedness limit its ability to obtain debt financing. If the Company is unable to obtain financing when needed, it may delay or abandon its development and expansion plans. That could have a material adverse effect on its business, results of operations and financial condition. The actual timing and amount of its capital requirements may be materially affected by various factors, including the timing and actual cost of the network, the timing and cost of its expansion into new markets, the extent of competition and pricing of telecommunications services by others in its markets, the demand by customers for its services, technological change and potential acquisitions.

2. Summary of Significant Accounting Policies

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less as cash equivalents.

 Property and Equipment

   Property and equipment are stated at cost less accumulated depreciation and amortization. The Company accounts for internal use software under the provisions of AICPA Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). Capitalization of costs commences when the preliminary project stage, as defined under SOP 98-1, is completed. Amortization commences at the point that the software components are substantially complete and ready for their intended use. A significant portion of the network and related equipment costs is subject to the risk of rapid technological change. Accordingly, the Company's useful lives and depreciation policies reflect this risk. Depreciation and amortization is provided using a combination of straight-line and accelerated methods over the following estimated useful lives:

      Furniture, fixture, and equipment............................... 3-5 years
      Network and related equipment................................... 3-5 years

                         CTC Communications Corp.

   Leasehold improvements and assets under capital leases are amortized over the lesser of the lease term or the useful life of the property, usually 3-5 years.

 Impairment of Long-Lived Assets

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"), the Company reviews its long-lived assets, including property and equipment, and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows will be less than the carrying amount of the assets. Impairment is measured at fair value. SFAS No. 121 had no effect on the Company's financial statements.

 Revenue Recognition

   Telecommunications revenue is recognized as usage accrues. Agency revenue is recognized when services are ordered and, if commissions are based on usage, revenues are recognized as usage accrues. Provisions for cancellations are made at the time revenue is recognized, and actual experience prior to the developments described in Note 4 had consistently been within management's estimates.

 Deferred Financing Costs

   In connection with certain financing arrangements consummated during fiscal 1999, the Company capitalized $5,398,529 of deferred financing costs. These costs represent professional and debt origination fees, including the value of common stock purchase warrants issued to lenders, and are being amortized over the lives of the respective agreements. For the year ended March 31, 1999, the Company recorded amortization of $1,103,961 related to deferred financing costs.

 Income Taxes

   The Company provides for income taxes under the liability method prescribed by SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recognized for the future tax consequences of differences between the tax and financial accounting bases of assets and liabilities at each year end. Deferred income taxes are based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income (loss). Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Income (Loss) Per Share

   In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128 "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. All income (loss) per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements.

                         CTC Communications Corp.

 Risks and Uncertainties

  Concentration of Credit Risk

   Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents and accounts receivable. Concentration of credit risk with respect to accounts receivable in fiscal 1999 was minimized by the large number of customers across New England and New York State. The Company reduces its risk of loss through periodic review of customer creditworthiness and generally does not require collateral. The carrying amount of cash and cash equivalents and accounts receivable approximates fair value due to the short maturity of those instruments.

  Significant Estimates and Assumptions

   The financial statements have been prepared in conformity with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management affect the Company's allowance for doubtful accounts, cancellation of orders and certain accrued expenses. Actual results could differ from those estimates.

 Accounting for Stock Options

   The Company grants stock options for a fixed number of shares to employees with an exercise price at least equal to the fair value of the shares at the date of the grant. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   Stock options and other stock-based awards to non-employees are accounted for based on the provisions of SFAS No. 123.

 Leases

   Leases, in which the Company is the lessee, which transfer substantially all of the risks and benefits of ownership are classified as capital leases, and assets and liabilities are recorded at amounts equal to the lesser of the present value of the minimum lease payments or the fair value of the leased properties at the beginning of the respective lease terms. Interest expense relating to the lease liabilities is recorded to effect constant rates of interest over the terms of the lease. Leases which do not meet such criteria are classified as operating leases and the related rentals are charged to expense as incurred.

 Recent Accounting Pronouncements

   During 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") was issued. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives

                         CTC Communications Corp.

would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 is effective beginning in 2000. The adoption of SFAS No. 133 is not expected to have a material impact on the financial position or of results of operations of the Company.

3. Property and Equipment

   Property and equipment, at cost, and related accumulated depreciation and amortization balances are as follows:

                                                               March 31,
                                                        -----------------------
                                                           1999        1998
                                                        ----------- -----------
Furniture, fixtures and equipment...................... $ 4,358,950 $ 3,246,237
Network and related equipment..........................  31,309,749   7,946,704
Leasehold improvements.................................   1,657,752     840,456
Assets under capital lease.............................  12,091,238   1,343,573
                                                        ----------- -----------
                                                         49,417,689  13,376,970
Less accumulated depreciation and amortization.........  11,959,766   6,837,683
                                                        ----------- -----------
                                                        $37,457,923 $ 6,539,287
                                                        =========== ===========

4. Bell Atlantic Litigation

   In December 1997, the Company terminated its agency contract and filed suit against Bell Atlantic in Federal District Court for breach of contract, including the failure of Bell Atlantic to pay approximately $11,500,000 of agency commissions owed to the Company. The Company also asserted violations by Bell Atlantic of the antitrust laws and the Telecommunications Act. On February 24, 1999 the Company settled the lawsuit. Under terms of the settlement, the Company received cash and other consideration. As a result of the settlement the Company wrote off approximately $1,500,000 of accounts receivable. In addition, the Company paid $1,200,000 of legal costs previously accrued as of March 31, 1998 attributable to the collection effort to recover the Bell Atlantic receivable and incurred approximately $7,800,000 of legal and other expenses during fiscal year 1999 associated with the litigation.

5. Related-Party Transactions

   The installation of certain telecommunications equipment is generally subcontracted to a company controlled by the Chairman of the Company. In addition, equipment is purchased from this company. Amounts paid to this company for hardware and services, based on fair market value, aggregated $499,257, $232,775 and $97,190 during fiscal 1999, 1998 and 1997, respectively.

   The Company leases office space from trusts in which the Chairman is a beneficiary. Rent expense for these facilities aggregated $125,904, $132,656 and $132,656 in fiscal 1999, 1998 and 1997, respectively. One of those leases expired during fiscal 1999. The remaining lease expires during fiscal 2002.

   The Company subleases space to a company controlled by the Chairman of the Company. Terms of the sublease are identical to those included in the Company's lease. Sublease rental income totaled $106,293, $119,416 and $80,416 in fiscal 1999, 1998 and 1997, respectively.

                         CTC Communications Corp.

6. Accounts Payable and Accrued Expenses

   Accounts payable and accrued expenses consist of the following:

                                                               March 31,
                                                         ----------------------
                                                            1999        1998
                                                         ----------- ----------
   Trade accounts payable............................... $17,788,702 $5,837,449
   Accrued cost of telecommunications revenue...........   5,475,143  1,171,119
   Sales taxes payable..................................   3,829,809    688,033
   Bell Atlantic litigation expenses....................     --       1,200,000
   Other................................................     345,834     61,875
                                                         ----------- ----------
                                                         $27,439,488 $8,958,476
                                                         =========== ==========

7. Financing Arrangements

   In July 1998, the Company consummated a $20,000,000 interim bank credit facility (the "Interim Credit Facility"). In connection with this agreement, the Company issued warrants to purchase 55,555 shares of common stock to Spectrum Equity Investors II, L.P. in consideration for the commitment by Spectrum that upon the Company's request on or before June 30, 1999, Spectrum would purchase $5,000,000 of convertible preferred stock. Borrowings under the Interim Credit Facility were repaid by proceeds from a revolving line of credit consummated in September 1998, as described below.

   In September 1998, the Company entered into a revolving line of credit agreement (the "Revolving Line of Credit") with a consortium of lenders, providing for a three year senior secured credit facility of up to $75,000,000. Advances under the Revolving Line of Credit bear interest at the prime rate plus 1.75% per annum. The outstanding debt is secured by all the Company's assets excluding those acquired through purchase money financing. The Company is required to pay a commitment fee of 0.5% per annum on any unused amounts under the Revolving Line of Credit, as well as a monthly line fee of $150,000. The availability of the initial $15,000,000 is not subject to specific restrictions. However, the availability of the balance of $60,000,000 of the Revolving Line of Credit is based upon trailing 120 day accounts receivable collections, reducing to trailing 90 days of collections by March 31, 2000. The Company paid a one-time up front fee of $2,531,250, representing 3.375% of the facility. A termination penalty of $1,500,000 applies during the first eighteen months of the term of the Revolving Line of Credit. Warrants to purchase 974,412 shares of the Company's common stock at an exercise price of $6.75 per share were issued to the lenders in connection with the transaction. The value of the warrants is being amortized and included in interest expense over the three year term of the Revolving Line of Credit. The Revolving Line of Credit provides for certain financial and operational covenants, including, but not limited to, minimum quarterly revenues, minimum earnings before interest, taxes, depreciation, amortization, and non-recurring charges for rolling six-month periods, and a minimum quarterly number of provisioned access line equivalents. As of March 31, 1999, the Company had availability under the Revolving Line of Credit of $45,200,000. Aggregate outstanding borrowings were $36,145,000 at March 31, 1999.

   In October 1998, the Company entered into a three year vendor financing facility (the "Vendor Financing Facility"). Under the terms of the agreement, the Company agreed to a $25,000,000 volume purchase commitment from this vendor. The Vendor Financing Facility also provides that up to an aggregate of $10,000,000 may be borrowed to pay for costs associated with the integration of this vendor's equipment. Outstanding borrowings under the Vendor Financing Facility are secured by all products purchased from the vendor, all products purchased by the first $15,000,000 of the Vendor Financing Facility, and a subordinated security interest in all other assets of the Company. Outstanding borrowings bear interest at 12.5% per annum. The Company is also required to pay a facility fee of $15,000 per month and a commitment fee of 0.50% per

                         CTC Communications Corp.

annum on any unused amounts under the Vendor Financing Facility. The terms provide for repayment, at the end of the ninth, tenth and eleventh quarterly periods, of 5% of the lesser of the outstanding balance, as defined, of the Vendor Financing Facility and $15,000,000. The remaining principal is due at the end of the three year term. As of March 31, 1999, the Company had an outstanding balance of $15,425,998 and availability of $9,574,002. The outstanding balance at March 31, 1999 includes amounts due to suppliers of $2,926,000 financed subsequent to that date.

   In March 1999, the Company entered into an unsecured credit facility (the "Credit Facility") with a bank. Under the Credit Facility, the Company may borrow $10,000,000 which is not subject to specific restrictions, and another $20,000,000 at such time that the Company raises an additional $5,000,000 of equity. Additional commitment fees will be due the bank if an outstanding balance exists on the dates six months, nine months and one year after closing. The Company is required to pay a quarterly availability fee of 1% of the unused balance as well as a fee on any advances. Warrants to purchase 69,216 shares of the Company's common stock at an exercise price of $11.8125 were issued in connection with the Credit Facility and contingent warrants to purchase up to 573,913 shares of common stock at an exercise price of up to $11.8125 per share may be issued to the lender if advances under the Credit Facility are outstanding six months after the closing date of the Credit Facility. The value of the warrants to purchase 69,216 shares of common stock has been capitalized and is being amortized ratably over the term of the Credit Facility as interest expense. In the event any contingent warrants are issued, the value of the warrants will be capitalized and amortized over the then remaining term of the Credit Facility as interest expense. Interest is payable based upon a variable rate, which increases over the term of the agreement. The Credit Facility expires June 2000.

   The Credit Facility provides for certain financial and operational covenants. No amounts were outstanding under this facility at March 31, 1999. In order to satisfy the $5,000,000 equity requirement to borrow the full $30,000,000 under the Credit Facility, the Company has the ability and intends to call the $5,000,000 preferred stock commitment described in Note 10-- Preferred Stock if, by June 30, 1999, the Company has not received a replacement equity commitment of $5,000,000 or received a waiver of the $5,000,000 equity requirement included in the Credit Facility.

   Notes payable consisted of the following:

                                                             March 31,
                                                       -----------------------
                                                          1999         1998
                                                       -----------  ----------
   Revolving Line of Credit........................... $36,145,000  $     --
   Revolving and working capital line of credit.......     --        7,345,071
   Equipment line of credit...........................     --          982,000
   Vendor Financing Facility..........................  15,425,998      --
   Notes payable for network and related equipment....   4,051,746      --
                                                       -----------  ----------
                                                        55,622,744   8,327,071
   Less current portion...............................  (1,705,141) (1,196,400)
                                                       -----------  ----------
                                                       $53,917,603  $7,130,671
                                                       ===========  ==========


                         CTC Communications Corp.

   Long-term debt matures as follows:
   Year ending March 31:
    2000........................................................... $ 1,705,141
    2001...........................................................   2,059,302
    2002...........................................................  51,858,301
                                                                    -----------
                                                                    $55,622,744
                                                                    ===========

8. Leases

   The Company leases office facilities under long-term lease agreements classified as operating leases. The following is a schedule of future minimum lease payments, net of sublease income, for operating leases as of March 31, 1999:

                                                          Sublease
                                               Operating   Rental
                                                 Leases    Income       Net
                                               ---------- ---------  ----------
   Year ending March 31:
    2000...................................... $2,094,925 $(109,897) $1,985,028
    2001......................................  2,007,121  (111,420)  1,895,701
    2002......................................  1,912,473  (111,420)  1,801,053
    2003......................................  1,668,232  (111,420)  1,556,812
    2004......................................    918,614  (111,420)    807,194
    Thereafter................................    273,990   (49,325)    224,665
                                               ---------- ---------  ----------
   Net future minimum lease payments.......... $8,875,355 $(604,902) $8,270,453
                                               ========== =========  ==========

   Rental expense for operating leases aggregated $1,779,608, $1,121,916 and $1,001,919 in fiscal 1999, 1998 and 1997, respectively. Sublease rental income amounted to $106,293, $119,416 and $90,016 in fiscal 1999, 1998 and 1997, respectively.

   The Company leases certain equipment under capital leases. At March 31, 1999, the Company has capitalized leased equipment totaling $12,091,238 with related accumulated amortization of $1,470,614. Obligations under capital leases mature as follows:

   Year ending March 31:
    2000........................................................... $ 4,235,411
    2001...........................................................   4,260,012
    2002...........................................................   3,093,937
    2003...........................................................   1,527,344
    2004...........................................................      78,418
    Thereafter.....................................................     --
                                                                    -----------
                                                                     13,195,122
   Less amount representing interest...............................  (1,960,679)
                                                                    -----------
   Present value of minimum lease payments.........................  11,234,443
   Less current portion of obligations under capital leases........  (3,230,077)
                                                                    -----------
   Obligations under capital leases, net of current portion........ $ 8,004,366
                                                                    ===========

9. Telecommunications Agreements

   On January 15, 1996, the Company entered into a four-year non-exclusive agreement with a long-distance service provider for the right to provide long distance service to the Company's customers at prices affected by

                         CTC Communications Corp.

volume attainment levels during the term of the agreement. The Company is not obligated to purchase any minimum levels of usage over the term of the agreement, but rates may be adjusted due to the failure of achieving certain volume commitments. These provisions had no effect on the financial statements for the year ended March 31, 1999.

   On October 20, 1994, the Company entered into a three-year non-exclusive agreement with a long-distance service provider for the right to provide long distance service to the Company's customers at fixed prices by service during the term of the agreement. On May 6, 1998, the Company entered into an amendment to the agreement which extended the term of the agreement through October 2000. On March 31, 1999, the Company entered into an amendment which provides that the Company shall be liable for a minimum aggregate usage commitment of $50,000,000. Based upon existing and expected usage, these provisions had no effect on the financial statements for the year ended March 31, 1999.

   Prior to the execution of the agreements described above, and through March 31, 1999, the Company also had provided long distance service to customers under an informal non-exclusive arrangement with another long distance service provider. The Company is not obligated to purchase any minimum level of usage and there are no other performance obligations.

   On January 8, 1999, the Company entered into agreements with two communications companies for the provision of transmission and co-location facilities for the Company's initial network build-out in New England in New York State. The agreements, which total $11,600,000 of expenditures by CTC over three years, provide for connectivity between CTC's 22 network hub sites and two fully redundant network operations centers.

10. Stockholders' Equity (Deficit)

   At March 31, 1999, 6,357,142 shares of common stock are reserved for future issuance upon exercise of outstanding stock options and common stock purchase warrants and conversion of outstanding preferred stock.

 Preferred Stock

   The dividends, liquidation preference, voting rights and other rights of each series of preferred stock, when issued, are to be designated by the Board of Directors prior to issuance.

   In April 1998, the Company completed a private placement of Series A Redeemable Convertible Preferred Stock ("Series A"). Each share of Series A accrues a cumulative dividend equal to an annual rate of 9% of the $18 per share purchase price per annum, compounded every six months. The dividend is payable upon redemption, liquidation, or conversion of the Series A.

   A majority of the Series A stockholders may require a redemption by the Company after April 9, 2003. Upon liquidation, dissolution, or winding up of the Company, holders of Series A would be entitled to receive the payment of a preferential amount before any payment is made with respect to any junior class of stock. The preferential payment would be equal to the greater of the purchase price plus accrued dividends through the date of payment or the purchase price plus accrued dividends plus an acceleration of the dividend due through April 9, 2003.

   On the date of issuance, 666,666 shares of the Series A were convertible into 1,333,332 shares of common stock. The number of shares of common stock into which the Series A can be converted increases by an amount equal to the accrued dividend divided by $9.00. At March 31, 1999, 666,666 shares of Series A were convertible into 1,453,262 shares of common stock. In addition, the number of shares of common stock into which Series A can be converted also adjusts upon certain dilutive issuances of common stock or securities

                         CTC Communications Corp.

convertible into or exercisable for common stock. Prior to any liquidation, dissolution, or winding up of the Company, the Series A would automatically convert into common stock if the liquidation amount is less than the amount the holder of Series A would have received had the holder converted to common stock.

   Holders of Series A are entitled to a number of votes equal to the lesser of
1) the whole number of common stock they would receive if they converted their Series A plus the number of warrants they hold that were issued in connection with the issuance of Series A shares or 2) the number of shares of Series A held multiplied by 2.476.

   On July 13, 1998, the Company received a commitment letter from a Series A stockholder to purchase at the Company's option, an additional $5,000,000 of preferred stock on the same terms and conditions as the Series A issued in April 1998. The option expires on June 30, 1999.

 Common Stock Purchase Warrants

   As of March 31, 1999, the Company issued warrants in connection with the issuance of the Series A and the financing arrangements disclosed in Note 7 to purchase an aggregate of 1,288,071 shares of common stock at exercise prices ranging from $6.75 to $11.81 with exercise periods extending through March 2009. The values of the warrants range from $1.96 to $5.74 and were determined using a Black-Scholes pricing methodology. Significant assumptions include the interest rate of 5.21%, an expected volatility of 50% and an expected life of the warrants of 2.5 to 3 years.

 Employee Stock Purchase Plan

   The Company has an employee stock purchase plan (the "ESPP") which enables participating employees to purchase Company shares at 85% of the lower of the market prices prevailing on two valuation dates as defined in the ESPP. Individuals can contribute up to 5% of their base salary. The Company made no contributions to the ESPP during the three years in the period ended March 31, 1999. Indicated below is a summary of shares of common stock purchased by the ESPP.

   In July 1998 and February 1999, the ESPP purchased 6,737 shares and 7,963 shares, respectively, at $6.69 per share.

   In July 1997, the ESPP purchased 5,438 shares at $6.48 per share and in February 1998 the ESPP purchased 4,406 shares at $8.29 per share.

   In July 1996, the ESPP purchased 2,998 shares at $11.05 per share and in February 1997, the ESPP purchased 5,716 shares at $6.48 per share.

Stock Option Plans

   Under the terms of its Employees Incentive Stock Option Plan, as amended, 1985 Stock Option Plan, 1993 Stock Option Plan, 1996 Stock Option Plan and 1998 Incentive Plan (collectively, the "Plans"), the Company may grant qualified and non-qualified incentive stock options for the purchase of common stock to all employees and, except for the 1993 Stock Option Plan, to members of the Board of Directors. The Plans generally provide that the option price will be fixed by a committee of the Board of Directors but for qualified incentive stock options will not be less than 100% (110% for 10% stockholders) of the fair market value per share on the date of grant.

                         CTC Communications Corp.

Non-qualified options are granted at no less than 85% (110% for 10% stockholders) of the fair market value per share on the date of grant. No options have a term of more than ten years, and options to 10% stockholders may not have a term of more than five years.

   In the event of termination of employment, other than by reason of death, disability or with the written consent of the Company, all options granted to employees are terminated. Vesting is determined by the Board of Directors.

   On March 20, 1998, the Board approved the repricing of 1,175,500 options with a new exercise price of $7.19 per share ($7.91 per share for 10% stockholders).

 Stock Based Compensation

   Pro forma information regarding net income (loss) and income (loss) per common share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options granted under the Plans and shares issued pursuant to the ESPP under the fair value method of SFAS No.
123. The fair value for these options and shares issued pursuant to the ESPP was estimated at the dates of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                            Options               ESPP
                                       -------------------  -------------------
                                       1999   1998   1997   1999   1998   1997
                                       -----  -----  -----  -----  -----  -----
Expected life (years).................  3.09   2.96   3.98   0.50   0.50   0.50
Interest rate.........................  4.82%  5.93%  6.28%  5.05%  5.43%  5.40%
Volatility............................ 83.69  85.14  87.88  91.23  64.67  93.03
Dividend yield........................  0.00   0.00   0.00   0.00   0.00   0.00

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of pro forma disclosures, the expense related to estimated fair value of the options is recognized over the options' vesting period. The Company's pro forma net income (loss) and income (loss) per common share are as follows:

                                              1999         1998         1997
                                          ------------  -----------  ----------
Pro forma net income (loss).............  $(56,761,004) $(4,973,128) $4,094,000
Pro forma income (loss) per common share
 (Basic)................................  $      (5.60) $     (0.50) $     0.39

   The effects on fiscal 1997, 1998 and 1999 pro forma net income (loss) and income (loss) per common share of expensing the estimated fair value of stock options and shares issued pursuant to the ESPP are not necessarily representative of the effects on reporting the results of operations for future years as the periods presented include only one, two and three years of option grants under the Company's plans.

                         CTC Communications Corp.

   A summary of the Company's stock option activity and related information for the years ended March 31 follows:

                                 1999                1998                 1997
                          ------------------- -------------------- -------------------
                                     Weighted             Weighted            Weighted
                                     Average              Average             Average
                                     Exercise             Exercise            Exercise
                           Options    Price    Options     Price    Options    Price
                          ---------  -------- ----------  -------- ---------  --------
Outstanding at beginning
 of year................  2,965,007   $5.50    1,953,112   $4.36   1,995,878   $4.01
  Options granted.......  1,297,000    8.65    2,791,000    7.11     280,539    9.67
  Options terminated....   (279,716)   6.49   (1,402,718)   8.36    (286,734)   7.54
  Options exercised.....   (366,482)   0.66     (376,387)    .93     (36,571)   1.20
                          ---------           ----------           ---------
Outstanding at end of
 year...................  3,615,809   $7.05    2,965,007   $5.50   1,953,112   $4.36
                          =========           ==========           =========
Exercisable at end of
 year...................    961,177              698,250             772,282
                          =========           ==========           =========
Weighted-average fair
 value of options
 granted during the
 year...................  $    4.80           $     4.01           $    6.43
                          =========           ==========           =========

   The following table presents weighted-average price and life information about significant option groups outstanding at March 31, 1999:

                                 Options Outstanding                Options Exercisable
                     ------------------------------------------- --------------------------
                                 Weighted Average
                                    Remaining        Weighted                   Weighted
       Range of        Number      Contractual       Average       Number       Average
    Exercise Prices  Outstanding   Life--Years    Exercise Price Exercisable Exercise Price
    ---------------  ----------- ---------------- -------------- ----------- --------------
   $0.90-
    1.10                129,261        0.5            $ 1.10       129,261       $ 1.10
    2.70-
    2.98                238,681        1.0              2.75       238,681         2.75
    5.25-
    5.75                213,000        4.4              5.72        32,500         5.75
    6.00-
    7.06                882,867        3.1              6.48        89,453         6.23
    7.19              1,034,500        2.6              7.19       301,498         7.19
    7.50-
    8.69                536,000        4.7              7.58        43,284         7.69
    10.12-
    11.25               356,334        3.9             10.50        84,834        10.51
    12.37-
    13.00                58,500        5.3             12.80             0         0.00
    15.00                83,333        3.9             15.00        20,833        15.00
    20.00                83,333        3.9             20.00        20,833        20.00
                      ---------                                    -------
                      3,615,809                                    961,177
                      =========                                    =======

11. Benefit Plans

 Defined Contribution Plan (the "401(k) Plan")

   The Company maintains a defined contribution plan (the "401(k) Plan") which covers all employees who meet certain eligibility requirements and complies with Section 401(k) of the Internal Revenue Code ("IRC"). Participants may make contributions to the 401(k) Plan up to 15% of their compensation, as defined under the terms of the 401(k) Plan, up to the maximum established by the IRC. The Company may make a matching contribution of an amount to be determined by the Board of Directors, but subject to a maximum of 6% of compensation contributed by each participant. Company contributions vest ratably over three years. Company contributions to the 401(k) Plan were $358,100, $310,788 and $230,079 in fiscal 1999, 1998 and 1997, respectively.

                         CTC Communications Corp.

12. Income (Loss) Per Share

   Income (loss) per common share has been calculated as follows:

                                               1999         1998         1997
                                           ------------  -----------  ----------
   Numerator:
     Net income (loss)...................  $(51,995,984) $(2,884,450) $4,682,931
     Less preferred stock dividends and
      accretion to redemption value of
      preferred stock....................    (1,135,364)     --           --
                                           ------------  -----------  ----------
     Equals: numerator for Basic and
      Diluted income (loss) per common
      share..............................  $(53,131,348) $(2,884,450) $4,682,931

   Denominator:
     Denominator for Basic income (loss)
      per common share-weighted average
      shares.............................    10,130,701    9,886,000   9,600,000
     Effect of employee stock options....       --           --        1,173,000
                                           ------------  -----------  ----------
   Denominator for Diluted income (loss)
    per common share.....................    10,130,701    9,886,000  10,773,000
                                           ------------  -----------  ----------
   Basic income (loss) per common share..  $      (5.24) $      (.29) $      .49
                                           ============  ===========  ==========
   Diluted income (loss) per common
    share................................  $      (5.24) $      (.29) $      .43
                                           ============  ===========  ==========

13. Income Taxes

   The provision (benefit) for income taxes consisted of the following:

                                              1999         1998         1997
                                           -----------  -----------  ----------
Current:
  Federal................................. $(3,361,000) $  (218,000) $2,660,000
  State...................................     --           --          906,000
                                           -----------  -----------  ----------
                                            (3,361,000)    (218,000)  3,566,000
Deferred tax provision (benefit)..........   1,834,000   (1,268,000)   (289,000)
                                           -----------  -----------  ----------
                                           $(1,527,000) $(1,486,000) $3,277,000
                                           ===========  ===========  ==========

                         CTC Communications Corp.

   Significant components of the Company's deferred tax liabilities and assets as of March 31 are as follows:

                                                          1999         1998
                                                      ------------  ----------
Deferred tax assets:
  Depreciation....................................... $       --    $   64,000
  Bell Atlantic litigation costs.....................         --       486,000
  Bad debt allowance.................................      695,000     960,000
  Accruals and allowances, other.....................       40,000     305,000
  Net operating loss carryforward....................   23,027,000      96,000
                                                      ------------  ----------
Total deferred tax asset.............................   23,762,000   1,911,000
Deferred tax liability:
  Prepaid expenses...................................       (8,000)    (38,000)
  Cash value of life insurance.......................      (38,000)    (39,000)
  Depreciation.......................................   (1,328,000)     --
                                                      ------------  ----------
Total deferred tax liability.........................   (1,374,000)    (77,000)
                                                      ------------  ----------
Net deferred tax asset before valuation allowance....   22,388,000   1,834,000
Valuation allowance..................................  (22,388,000)     --
                                                      ------------  ----------
Net deferred tax asset............................... $       --    $1,834,000
                                                      ============  ==========

   Management has provided a valuation allowance against deferred tax assets as it is more likely than not that the Company will not realize these assets.

   At March 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $56,856,000, which may be used to reduce future income tax liabilities, and expire through 2014. Changes in the Company's ownership will subject the net operating loss carryforwards and tax credits to limitations pursuant to Sections 382 and 383 of the IRC.

   The income tax expense is different from that which would be obtained by applying the enacted statutory federal income tax rate to income (loss) before income taxes. The items causing this difference are as follows:

                                             1999         1998         1997
                                         ------------  -----------  ----------
Tax (benefit) at U.S. statutory rate.... $(18,197,815) $(1,486,000) $2,706,000
State income taxes, net of federal
 benefit................................      --           --          552,000
Valuation allowance and other...........   16,670,815      --           19,000
                                         ------------  -----------  ----------
                                         $ (1,527,000) $(1,486,000) $3,277,000
                                         ============  ===========  ==========

                         CTC Communications Corp.

14. Subsequent Event

   Subsequent to year end, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission for the purpose of registering the sale by the Company of up to 3,725,000 shares of common stock.

   Subsequent to year end the Company initiated a statutory reorganization in which the Company intends to merge, subject to shareholder approval, with a newly formed holding company, CTC Group. In connection with the reorganization, shareholders will have appraisal rights under Massachusetts law to which they are otherwise not entitled. If the reorganization is consummated and stockholders exercise their appraisal rights, the Company would be required by law to acquire their shares for cash at their appraised value. Management believes this will not have a material effect on the Company's financial condition.

15. Quarterly Information (Unaudited)

   A summary of operating results and net income (loss) per share for the quarterly periods in the two years ended March 31, 1999 is set forth below:

                                                  Quarter Ended
                         -------------------------------------------------------------------
                           June 30    September 30  December 31     March 31       Total
                         -----------  ------------  ------------  ------------  ------------
Year ended March 31,
 1999
Total revenues.......... $12,835,685  $ 14,516,189  $ 19,024,531  $ 24,587,287  $ 70,963,692
Net loss................  (7,931,000)  (10,983,624)  (11,997,025)  (21,084,335)  (51,995,984)
Net loss per share--
 Basic..................        (.79)        (1.13)        (1.20)        (2.08)        (5.24)
Net loss per share--
 Diluted................        (.79)        (1.13)        (1.20)        (2.08)        (5.24)
Year ended March 31,
 1998
Total revenues.......... $11,658,954  $ 11,845,097  $ 11,155,646  $  6,287,439  $ 40,947,136
Net income (loss).......   1,374,000     1,244,000       506,000    (6,008,450)   (2,884,450)
Income (loss) per
 share--Basic...........         .13           .13           .05           (.6)         (.29)
Income (loss) per
 share--Diluted.........         .14           .12           .05           (.6)         (.29)

   The first two quarters of fiscal year 1998 net income per share amounts have been restated to comply with SFAS No. 128.

Inside Back Cover

     [A montage of pictures: The top left picture shows people at CTC's Network Operations Center and the caption reads "CTC's Main Network Operations Center is located in the new Technology Center building in Waltham, Mass." The top right picture shows a person working on one of CTC's Cisco Systems data switch and the caption reads "CTC's new integrated communications network incorporates advanced Cisco Systems data switches and is designated as a Cisco-Powered Network/TM/." There are four pictures on the bottom of the page that depict various screens from CTC's electronic billing system, IntelliVIEW/TM/. The captions for these four screens are as follows:
"IntelliVIEW/TM/ is a searchable,
sortable electronic billing system that gives customers better control over their telecommunications usage."
"Summary Screen
A concise summary page shows customers their telecommunications totals with "drill down" capability at the click of a mouse."
"Line Usage
This report is one of several available to customers. It shows inbound and outbound line usage, enabling customers to better manage and monitor line utilization."
"Advanced Query
An advanced query lets customers sort calls by a variety of parameters, including: originating line, destination, time, duration, cost, code, or date."]

                             3,500,000 Shares


                            [CTC Logo Appears Here]

                                  Common Stock

                                 -------------

                                   PROSPECTUS

                                       , 1999

                                 -------------

                                Lehman Brothers

                           Credit Suisse First Boston

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

                    Item                                                Amount
                    ----                                               --------
      SEC Registration Fee............................................ $ 18,708
      NASD Filing Fee.................................................    7,904
      Nasdaq National Market Listing Fee..............................   19,500
      Accounting Fees and Expenses....................................  100,000
      Legal Fees and Expenses.........................................  350,000
      Printing Expenses...............................................  100,000
      Miscellaneous...................................................    3,888
                                                                       --------
        Total......................................................... $600,000
                                                                       ========

   The Registrant will bear all expenses shown above.
--------

Item 14. Indemnification of Directors and Officers

   Section 67, Chapter 156B of the General Laws of the Commonwealth of Massachusetts, as amended (the "Massachusetts Business Corporation Law"), and
Article IV of the Registrant's Bylaws, to which reference is hereby made, contain provisions authorizing indemnification by the Registrant of directors and officers, against certain liabilities and expenses, which they may incur as directors and officers of the Registrant or of certain other entities. Section 67, Chapter 156B of the Massachusetts Business Corporation Law provides that the indemnification of directors, officers, employees and agents of a corporation and persons who serve at the corporation's request as directors, officers, employees and other agents of another organization may be provided to whatever extent as shall be specified by (i) the articles of organization of the corporation or (ii) a bylaw adopted by the stockholder or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

   Article IV of the Registrant's Bylaws provide that the Registrant shall, to the fullest extent legally permissible, indemnify each of its directors and officers (including persons who were acting at its request as directors, trustees or officer of another organization), against all expenses and liabilities (including attorneys' fees, judgments, court costs, and the costs of reasonable settlement) reasonably incurred by such person in connection therewith; provided, however, no such indemnification shall be made in relation to matters as to which such director or officer shall be finally adjusted in any such action, suit or proceeding not to have acted in good faith in the reasonable belief that this action was in the best interests of the Registrant. In the event that a settlement or compromise of such action, suit or proceeding is effected, indemnification may be had but only if the Board of Directors shall have been furnished with an opinion of counsel for the Registrant to the effect that such settlement or compromise is in the best interest of the Registrant and that such director or officer does not appear not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant, and if the Board of Directors shall have adopted a resolution approving such settlement or compromise.

   Section 13, Chapter 156B of the Massachusetts Business Corporation Law provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 or 62, Chapter 156B of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Article Six of the Restated Articles of Organization of the Registrant contains a provision consistent with Section 13, Chapter 156B of the Massachusetts Business Corporation Law and provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 15. Recent Sales of Unregistered Securities

   The following information is furnished with regard to all Securities sold by the Registrant within the past three years which were not registered under the Securities Act.

   (a) From April 1, 1996 to June 17, 1999, the Registrant issued a total of 792,339 shares of common stock for an aggregate consideration of $692,146 pursuant to the exercise of employee incentive stock options by employees of the registrant.

   (b) On April 10, 1998, the Registrant issued to Spectrum Equity Investors II, L.P. and certain other private investors for $12 million, 666,666 shares of Series A preferred stock and five-year warrants to purchase an aggregate of 133,333 shares of its Common Stock at an exercise price of $9.00 per share.

   (c) On July 16, 1998, the Registrant issued to Spectrum five-year warrants to purchase up to 55,555 shares of common stock at a purchase price of $9.00 per share in consideration for the commitment by Spectrum that, at any time prior to June 30, 1999, Spectrum will, upon the Registrant's request, purchase an additional $5 million of preferred stock containing the same terms and conditions as the Series A preferred stock.

   (d) On September 1, 1998, the Registrant issued to Goldman, Sachs & Co. and Fleet National Bank, in consideration of the lenders providing a three-year senior secured credit facility to the Registrant, five-year warrants to purchase an aggregate of 974,412 shares of Common Stock at a purchase price of $6.75 per share.

   (e) On January 15, 1999, the Registrant issued to Relational Funding Corporation, in consideration for the provision of a master equipment lease agreement, warrants to purchase 55,555 shares of common stock at a purchase price of $9.00 per share.

   (f) On March 24, 1999 the Registrant issued to Toronto Dominion (Texas), Inc. in consideration for the provision of a standby credit facility in the aggregate amount of up to $30 million, warrants to purchase an aggregate of 69,216 shares of common stock at a purchase price of $11.1825 per share.

   All of the above shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

   The following is a list of exhibits filed as a part of this registration statement.

   (a) Exhibits

 Exhibit No. Exhibit
 ----------- -------
     1.1     Form of Underwriting Agreement(13)
     2.1     Agreement and Plan of Reorganization dated as of November 16, 1998 among the Registrant, CTC Communications Group, Inc. and CTC-
             Newco, Inc.(13)
     3.1     Restated Articles of Organization, as amended(6)
     3.2     Amended and Restated By-Laws(6)
     4.1     Form of Common Stock Certificate(5)
     5.1     Opinion of Ropes & Gray(13)
     9.1     Voting Agreement dated April 10, 1998 among Robert Fabbricatore and certain of his affiliates and Spectrum(7)
    10.1     1996 Stock Option Plan, as amended (3)
    10.2     1993 Stock Option Plan(5)
    10.3     Employee Stock Purchase Plan(4)
    10.4     Lease for premises at 360 Second Ave., Waltham MA(5)
    10.5     Sublease for premises at 360 Second Ave., Waltham MA(5)
    10.6     Lease for premises at 110 Hartwell Ave., Lexington MA(5)
    10.7     Lease for premises at 120 Broadway, New York, NY(5)
    10.8     Agreement dated February 1, 1996 between NYNEX and the Company(5)
    10.9     Agreement dated May 1, 1997 between Pacific Bell and the Company
             (5)
    10.10    Agreement dated January 1, 1996 between SNET America, Inc. and the
             Company(5)
    10.11    Agreement dated June 23, 1995 between IXC Long Distance Inc. and the Company, as amended(5)
    10.12    Agreement dated August 19, 1996 between Innovative Telecom Corp.
             and the Company(5)
    10.13    Agreement dated October 20, 1994 between Frontier Communications
             International, Inc. and the Company, as amended(5)
    10.14    Agreement dated January 21, 1997 between Intermedia Communications
             Inc. and the Company(5)
    10.15    Employment Agreement between the Company and Steven Jones dated
             February 27, 1998(7)
    10.16    Securities Purchase Agreement dated April 10, 1998 among the
             Company and Spectrum and its affiliates named therein(6)
    10.17    Registration Rights Agreement dated April 10, 1998 among the
             Company and Spectrum and its affiliates named therein(6)
    10.18    Form of Warrant dated April 10, 1998(6)
    10.19    Loan and Security Agreement dated as of September 1, 1998 by and between the Company, Goldman Sachs Credit Partners L.P. and Fleet
             National Bank(8)
    10.20    Agreement with Cisco Systems Capital Corp. dated as of October 14,
             1998(9)
    10.21    Warrant dated July 15, 1998 issued to Spectrum(10)
    10.22    Lease for premises at 220 Bear Hill Road, Waltham MA(10)
    10.23    Warrant dated September 1, 1998 issued to Goldman, Sachs & Co.(10)
    10.24    Warrant dated September 1, 1998 issued to Fleet National Bank(10)
    10.25    1998 Incentive Plan(3)
    10.26    Loan Agreement dated as of March 15, 1999 by and between the
             Company, TD Dominion (Texas), Inc., and TD Securities (USA)
             Inc.(11)
    10.27    Warrant dated March 24, 1999 issued to Toronto Dominion (Texas),
             Inc.(11)

 Exhibit No. Exhibit
 ----------- -------
    23.1     Consent of Ropes & Gray (contained in Exhibit 5.1)
    23.2     Consent of Ernst & Young LLP(12)
    24.1     Power of Attorney(11)
    24.2     Power of Attorney of Ralph S. Troupe (contained on page II-8)(12)

--------
(1) Incorporated by reference to an Exhibit filed as part of CTC Communications' Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.
(2) Incorporated by reference to an Exhibit filed as part of CTC Communications' Registration Statement on Form S-18 (Reg. No. 2-96419-B)
(3) Incorporated by reference to an Exhibit filed as part of CTC Communications' Registration Statement on Form S-8 (File No. 333-68767).
(4) Incorporated by reference to an Exhibit filed as part of CTC Communications' Registration Statement on Form S-8 (File No. 33-44337).
(5) Incorporated by reference to an Exhibit filed as part of CTC Communications' Annual Report on Form 10-K for the Fiscal Year Ended March 31, 1997.
(6) Incorporated by reference to an Exhibit filed as part of CTC Communications' Current Report on Form 8-K dated May 15, 1998.
(7) Incorporated by reference to an Exhibit filed as part of CTC Communications' Annual Report on Form 10-K for the Fiscal Year Ended March 31, 1998.
(8) Incorporated by reference to an Exhibit filed as part of CTC Communications' Current Report on Form 8-K dated October 2, 1998.
(9) Incorporated by reference to an Exhibit filed as part of CTC Communications' Current Report on Form 8-K dated November 6, 1998.
(10) Incorporated by reference to an Exhibit filed as part of CTC Communications' Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

(11) Previously filed.
(12) Filed herewith.

(13) To be filed by amendment.

   (b) Financial Statement Schedules

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                            CTC COMMUNICATIONS CORP.

                           Col. A     Col. B      Col. C     Col. D         Col. E
                         ---------- ----------- ---------- -----------    ----------
                                     Additions
                                        (1)        (2)
                         Balance at Charged to  Charged to                Balance at
                         Beginning   Costs and    Other                     End of
Description              of Period   Expenses    Accounts  Deductions       Period
-----------              ---------- ----------- ---------- -----------    ----------
Year ended March 31,
 1999:
  Allowance for doubtful
   accounts.............  $492,000  $ 4,988,698    $--     $ 3,763,698    $1,717,000
Year ended March 31,
 1998:
  Allowance for doubtful
   accounts.............  $377,000  $ 1,421,000    $--     $ 1,306,000(a) $  492,000
Year ended March 31,
 1997:
  Allowance for doubtful
   accounts.............  $190,215  $   316,669    $--     $   129,884(a) $  377,000

--------

(a)  Bad debts written off, net of collections.

   All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings

   (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14--Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 21st day of June, 1999.

                                          CTC Communications Corp.

                                          By: /s/ Robert J. Fabbricatore
                                              ---------------------------------
                                              Name:  Robert J. Fabbricatore
                                              Title: Chairman of the Board and
                                                     Chief Executive Officer

                             POWER OF ATTORNEY

   Know All Men By These Presents, that Ralph S. Troupe constitutes and appoints Robert J. Fabbricatore and John D. Pittenger, jointly and severally, his attorneys-in-fact, each with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1, any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933 (a "462(b) Registration Statement") and any and all amendments (including post-effective amendments) to any such 462(b) Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacity and on the date indicated.

       /s/ Ralph S. Troupe                                        June 21, 1999
______________________________________
           Ralph S. Troupe

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

    /s/ Robert J. Fabbricatore         Chairman of the Board and     June 21, 1999
______________________________________  Chief Executive Officer,
        Robert J. Fabbricatore          Director

      /s/ John D. Pittenger            Chief Financial Officer       June 21, 1999
______________________________________
          John D. Pittenger

    /s/ Richard J. Santagati*          Director                      June 21, 1999
______________________________________
         Richard J. Santagati

      /s/ J. Richard Murphy*           Director                      June 21, 1999
______________________________________
          J. Richard Murphy

        /s/ Henry Hermann*             Director                      June 21, 1999
______________________________________
            Henry Hermann

      /s/ Ralph C. Sillari*            Director                      June 21, 1999
______________________________________
           Ralph C. Sillari

       /s/ Kevin J. Maroni*            Director                      June 21, 1999
______________________________________
           Kevin J. Maroni

     /s/ Robert A. Nicholson*          Director                      June 21, 1999
______________________________________
         Robert A. Nicholson

        /s/ Carl Redfield*             Director                      June 21, 1999
______________________________________
            Carl Redfield

    /s/ Katherine D. Courage*          Director                      June 21, 1999
______________________________________
         Katherine D. Courage

    *By /s/ John D. Pittenger
______________________________________
           Attorney-in-Fact


 Exhibit No. Exhibit
 ----------- -------
     1.1     Form of Underwriting Agreement(13)
     2.1     Agreement and Plan of Reorganization dated as of November 16, 1998 among the Registrant, CTC Communications Group, Inc. and CTC-
             Newco, Inc.(13)
     3.1     Restated Articles of Organization, as amended(6)
     3.2     Amended and Restated By-Laws(6)
     4.1     Form of Common Stock Certificate(5)
     5.1     Opinion of Ropes & Gray(13)
     9.1     Voting Agreement dated April 10, 1998 among Robert Fabbricatore and certain of his affiliates and Spectrum(7)
    10.1     1996 Stock Option Plan, as amended (3)
    10.2     1993 Stock Option Plan(5)
    10.3     Employee Stock Purchase Plan(4)
    10.4     Lease for premises at 360 Second Ave., Waltham MA(5)
    10.5     Sublease for premises at 360 Second Ave., Waltham MA(5)
    10.6     Lease for premises at 110 Hartwell Ave., Lexington MA(5)
    10.7     Lease for premises at 120 Broadway, New York, NY(5)
    10.8     Agreement dated February 1, 1996 between NYNEX and the Company(5)
    10.9     Agreement dated May 1, 1997 between Pacific Bell and the Company
             (5)
    10.10    Agreement dated January 1, 1996 between SNET America, Inc. and the
             Company(5)
    10.11    Agreement dated June 23, 1995 between IXC Long Distance Inc. and the Company, as amended(5)
    10.12    Agreement dated August 19, 1996 between Innovative Telecom Corp.
             and the Company(5)
    10.13    Agreement dated October 20, 1994 between Frontier Communications
             International, Inc. and the Company, as amended(5)
    10.14    Agreement dated January 21, 1997 between Intermedia Communications
             Inc. and the Company(5)
    10.15    Employment Agreement between the Company and Steven Jones dated
             February 27, 1998(7)
    10.16    Securities Purchase Agreement dated April 10, 1998 among the
             Company and the Purchasers named therein(6)
    10.17    Registration Rights Agreement dated April 10, 1998 among the
             Company and the Holders named therein(6)
    10.18    Form of Warrant dated April 10, 1998(6)
    10.19    Loan and Security Agreement dated as of September 1, 1998 by and between the Company, Goldman Sachs Credit Partners L.P. and Fleet
             National Bank(8)
    10.20    Agreement with Cisco Systems Capital Corp. dated as of October 14,
             1998(9)
    10.21    Warrant dated July 15, 1998 issued to Spectrum(10)
    10.22    Lease for premises at 220 Bear Hill Road, Waltham MA(10)
    10.23    Warrant dated September 1, 1998 issued to Goldman, Sachs & Co.(10)
    10.24    Warrant dated September 1, 1998 issued to Fleet National Bank(10)
    10.25    1998 Incentive Plan(3)
    10.26    Loan Agreement dated as of March 15, 1999 by and between the
             Company, TD Dominion (Texas), Inc., and TD Securities (USA)
             Inc.(11)
    10.27    Warrant dated March 24, 1999 issued to Toronto Dominion (Texas),
             Inc.(11)
    23.1     Consent of Ropes & Gray (contained in Exhibit 5.1)
    23.2     Consent of Ernst & Young LLP(12)
    24.1     Power of Attorney(11)
    24.2     Power of Attorney of Ralph S. Troupe (contained on page II-8)(12)

--------
(1) Incorporated by reference to an Exhibit filed as part of CTC
    Communications' Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.
(2) Incorporated by reference to an Exhibit filed as part of CTC
    Communications' Registration Statement on Form S-18 (Reg. No. 2-96419-B)

(3) Incorporated by reference to an Exhibit filed as part of CTC Communications' Registration Statement on Form S-8 (File No. 333-68767).
(4) Incorporated by reference to an Exhibit filed as part of CTC Communications' Registration Statement on Form S-8 (File No. 33-44337).
(5) Incorporated by reference to an Exhibit filed as part of CTC Communications' Annual Report on Form 10-K for the Fiscal Year Ended March 31, 1997.
(6) Incorporated by reference to an Exhibit filed as part of CTC Communications' Current Report on Form 8-K dated May 15, 1998.
(7) Incorporated by reference to an Exhibit filed as part of CTC Communications' Annual Report on Form 10-K for the Fiscal Year Ended March 31, 1998.
(8) Incorporated by reference to an Exhibit filed as part of CTC Communications' Current Report on Form 8-K dated October 2, 1998.
(9) Incorporated by reference to an Exhibit filed as part of CTC Communications' Current Report on Form 8-K dated November 6, 1998.
(10) Incorporated by reference to an Exhibit filed as part of CTC Communications' Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

(11) Previously filed.
(12) Filed herewith.

(13) To be filed by amendment.

   (b) Financial Statement Schedules

                                       2